UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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Fortune Brands Home & Security, Inc.
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520 Lake Cook Road, Deerfield, Illinois 60015

NOTICE OF ANNUAL MEETING

AND PROXY STATEMENT

March 4, 2014

Dear Fellow Stockholders:

We are pleased to invite you to the Annual Meeting of Stockholders of Fortune Brands Home & Security, Inc. on Monday, April 28, 2014 at 3:00 p.m. (CDT) at The Westin Chicago North Shore, 601 N. Milwaukee Avenue, Wheeling, Illinois. The following matters will be considered at the Annual Meeting:

Item 1:	The election of the three director nominees identified in this Proxy Statement for a three-year term expiring at the 2017 Annual Meeting (see pages 4 to 7 of the Proxy Statement);

Item 2:	The ratification of the appointment by the Company’s Audit Committee of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2014 (see page 43 of the Proxy Statement);

Item 3:	An advisory vote on the compensation paid to the Company’s named executive officers (see page 44); and

such other business as may properly come before the meeting.

Stockholders of record at the close of business on February 27, 2014, the record date for the meeting, are entitled to vote at the Annual Meeting. Stockholders who wish to attend the Annual Meeting in person should review the instructions on page 1.

YOUR VOTE IS VERY IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SUBMIT YOUR PROXY OR VOTING INSTRUCTIONS AS SOON AS POSSIBLE. You may submit your proxy (1) by mail using a traditional proxy card, (2) by telephone at 1-800-690-6903, or (3) through the Internet at www.proxyvote.com.

PLEASE CONFIRM YOUR PREFERENCE FOR ELECTRONIC DELIVERY OF FUTURE ANNUAL MEETING MATERIALS. You can expedite delivery of future annual meeting materials and avoid costly mailings by electing electronic delivery of your materials. For further information on how to take advantage of this cost-saving service, please refer to the accompanying proxy card.

This Proxy Statement and accompanying proxy are first being distributed on or about March 10, 2014.

Robert K. Biggart
Senior Vice President, General Counsel and Secretary

Important Notice Regarding the Availability of Proxy Materials

for the Annual Meeting of Stockholders to be Held On Monday, April 28, 2014.

The Notice of Annual Meeting and Proxy Statement and the Annual Report on Form 10-K for the fiscal year ended December 31, 2013 (“Form 10-K”) are available at www.proxyvote.com.

FREQUENTLY ASKED QUESTIONS

Why did I receive these materials?

These materials were provided to you in connection with the solicitation by the Board of Directors (the “Board”) of Fortune Brands Home & Security, Inc. (“Fortune Brands Home & Security,” “Home & Security” or the “Company”), of proxies to be voted at our 2014 Annual Meeting of Stockholders and at any adjournment or postponement of the Annual Meeting. The Annual Meeting will take place on April 28, 2014 at 3:00 p.m. (CDT), at The Westin Chicago North Shore, 601 N. Milwaukee Avenue, Wheeling, Illinois. This Proxy Statement describes the matters on which you, as a stockholder, are entitled to vote and gives you the information that you need to make an informed decision on these matters.

Why did I receive a “Notice of Internet Availability of Proxy Materials” instead of printed proxy materials?

The Securities and Exchange Commission (the “SEC”) permits companies to distribute proxy materials to stockholders by providing access to these documents over the Internet instead of mailing a printed copy. Accordingly, we mailed a Notice of Internet Availability of Proxy Materials (the “Notice”) to most stockholders. This approach reduces the environmental impact and our costs of printing and distributing the proxy materials, while providing a convenient method of accessing the materials and voting. The Notice contains instructions on how to access the proxy materials on the Internet, how to request a printed set of proxy materials and how to vote.

Can I get electronic access to the proxy materials if I received printed materials?

The Company’s proxy materials are also available on our website at http://ir.fbhs.com. Stockholders may elect to receive future proxy materials by email instead of paper. If you opt to receive our future proxy materials by email, you will receive an email next year with instructions containing a link to view those proxy materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it or for so long as the email address provided by you is valid.

Stockholders of record who wish to participate can enroll at http://enroll.icsdelivery.com/fbhs. Beneficial owners should check the information provided by their bank or broker regarding the availability of this service.

Who can attend the meeting?

Only stockholders who owned Fortune Brands Home & Security common stock as of February 27, 2014, or their authorized representatives, may attend the Annual Meeting. At the entrance to the meeting, stockholders will be asked to present valid photo identification to determine if you owned common stock on February 27, 2014.

Stockholders who own their shares in “street name” will be required to submit proof of ownership at the entrance to the meeting. Either your voting instruction card or brokerage statement reflecting your stock ownership as of February 27, 2014 may be used as proof of ownership. If you are acting as a proxy, you will need to submit a valid written legal proxy signed by the owner of the common stock. You must bring such evidence with you to be admitted to the meeting.

Who is entitled to vote?

Only stockholders who owned the Company’s common stock of record at the close of business on February 27, 2014 are entitled to vote. Each holder of common stock is entitled to one vote per share. There were 165,758,568 shares of common stock outstanding on February 27, 2014.

What is the difference between being a stockholder of record and a beneficial owner?

If your shares are registered directly in your name with Wells Fargo Shareowner Services, the Company’s transfer agent, you are the “stockholder of record” of those shares. If your shares are held in a brokerage account or

FREQUENTLY ASKED QUESTIONS (CONTINUED)

by a bank, you hold your shares in “street name” and are the “beneficial owner” of those shares. The majority of stockholders are beneficial owners. For such shares, the bank or broker is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct that organization on how to vote the shares held in your account by using the voting instructions provided to you by your bank or broker.

How do I vote?

If you received a Notice in the mail, you can either vote by Internet (www.proxyvote.com) or in person at the Annual Meeting. Voting instructions are provided on the Notice. If you request a paper copy of the materials, you may vote by mail.

Stockholders that received a copy of this Proxy Statement and accompanying proxy card in the mail can vote by (i) filling out the proxy card and returning it in the postage paid return envelope, (ii) telephone (800-690-6903), (iii) Internet (www.proxyvote.com), or (iv) in person at the Annual Meeting of Stockholders. Voting instructions are provided on the proxy card.

Stockholders that elected to receive proxy materials electronically can either vote by (i) Internet (www.proxyvote.com), (ii) telephone (800-690-6903), or (iii) in person at the Annual Meeting of Stockholders.

If you are a beneficial owner of our shares, you must vote by giving instructions to your bank or broker. You should follow the voting instructions on the form that you receive from your bank or broker. The availability of telephone or Internet voting will depend on your bank’s or broker’s voting process. To be able to vote in person at the Annual Meeting, you must obtain a legal proxy from your bank or broker in advance and present it to the Inspector of Election with your completed ballot at the Annual Meeting.

How will my proxy be voted?

Your proxy card, when properly signed and returned to us, or processed by telephone or via the Internet, and not revoked, will be voted in accordance with your instructions. We are not aware of any other matter that may be properly presented other than those described above. If any other matter is properly presented, the Proxy Committee (the persons named in the enclosed proxy card or, if applicable, their substitutes), will have discretion to vote in their best judgment.

What if I don’t mark the boxes on my proxy or voting instruction card?

Unless you give other instructions on your proxy card, or unless you give other instructions when you cast your vote by telephone or the Internet, the Proxy Committee will vote your shares in accordance with the recommendations of the Board of Directors, which are:

•	FOR the election of three Class III directors (Item 1);

•	FOR the ratification of the appointment of our independent registered public accounting firm (Item 2); and

•	FOR the advisory approval of the compensation paid to the Company’s named executive officers (Item 3).

If you hold shares beneficially and you have not provided voting instructions, your bank or broker is only permitted to use its discretion and vote your shares on certain routine matters (such as Item 2). Your bank or broker is not permitted to use discretion and vote your shares on non-routine matters (such as Items 1 and 3) if it has not received voting instructions from you. Therefore, we urge you to give voting instructions to your broker on all three voting items. Shares that are not permitted to be voted by your broker with respect to any matter are called “broker non-votes.” Broker non-votes are not considered votes for or against, or entitled to vote with respect to, a proposal and will have no direct impact on any proposal.

FREQUENTLY ASKED QUESTIONS (CONTINUED)

How many votes are needed to approve an item?

The nominees for director, in non-contested elections, must receive a majority of the votes cast at the meeting, in person or by proxy, to be elected. A proxy card marked to abstain authority for the election of one or more directors will not be voted with respect to the director or directors indicated.

Under the Company’s majority vote Bylaw provision relating to the election of directors, if the number of votes cast “for” a director nominee does not exceed the number of votes cast “against” the director nominee, then the director must tender his or her resignation from the Board promptly after the certification of the stockholder vote. The Board will decide within 90 days of that certification, through a process managed by the Nominating and Corporate Governance Committee and excluding the nominee in question, whether to accept the resignation. The Board’s explanation of its decision will be promptly disclosed in a filing with the SEC.

The affirmative vote of shares representing a majority in voting power of the common stock, present in person or represented by proxy at the meeting, and entitled to vote is necessary for the approval of Items 2 and 3. Proxy cards marked as abstentions on Items 2 and 3 will not be voted and will have the effect of a negative vote.

How can I revoke my proxy or change my vote?

You may revoke your proxy by giving written notice to the Secretary of the Company or by delivering a later dated proxy at any time before it is actually voted. If you voted on the Internet or by phone, you may change your vote by voting again. Your last vote is the vote that will be counted. Attendance at the Annual Meeting does not revoke your proxy.

Will my vote be public?

As a matter of policy, stockholder proxies, ballots and tabulations that identify individual stockholders are not publicly disclosed, but are available to the independent Inspector of Election, the proxy solicitation firm and certain employees of the Company.

What constitutes a quorum?

The presence at the meeting, in person or by proxy, of the holders of a majority in voting power of the outstanding shares of common stock entitled to vote will constitute a quorum. Proxies received but marked as abstentions or broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting.

What if I am a participant in the Fortune Brands Home & Security Retirement Savings Plan or the Fortune Brands Home & Security Hourly Employee Retirement Savings Plan?

We are mailing this Proxy Statement and a proxy card to participants in the Fortune Brands Home & Security Retirement Savings Plan and the Fortune Brands Home & Security Hourly Employee Retirement Savings Plan (collectively, the “Savings Plans”) who invest in the Home & Security Stock Fund under the Savings Plans. The Trustee, as record holder of Home & Security common stock held in the Savings Plans, will vote whole shares attributable to your interest in the Home & Security Stock Fund in accordance with your directions given on the proxy card, by telephone or the Internet. If you invest in the Home & Security Stock Fund under the Savings Plans and you sign and return the enclosed proxy card, we will forward it to the Trustee of the Savings Plans. The proxy card will serve as instruction to the Trustee to vote the whole shares attributable to your interest in the manner you indicate on the card. If the Trustee does not receive timely direction with respect to the voting of your shares held in the Home & Security Stock Fund, the Trustee will vote such shares in the same manner and in the same proportion as the shares for which the Trustee received voting instruction.

ITEM 1 – ELECTION OF DIRECTORS

The Board consists of eight members and is divided into three classes, each having three-year terms that expire in successive years. The term of the Class III directors expires at the 2014 Annual Meeting of Stockholders. The Board proposes that the three nominees described below, each of whom is currently serving as a Class III director, be re-elected to Class III for a new term of three years expiring at the 2017 Annual Meeting of Stockholders and until their successors are duly elected and qualified. Each of the nominees has consented to be named as a nominee and to serve as a director, if elected. If any of them should become unavailable to serve as a director (which is not now expected), the Board may designate a substitute nominee. In that case, the Proxy Committee will vote for the substitute nominee designated by the Board.

None of the nominees have been elected by the Company’s public stockholders. Messrs. Mackay, Thomas and Wesley joined the Board prior to the date that Fortune Brands Home & Security became an independent, publicly-traded company following the distribution of all of the Company’s issued and outstanding shares to stockholders of Fortune Brands, Inc. (“Fortune Brands,” “Beam” or “former parent”) (the transaction is referred to throughout this Proxy Statement as the “Spin-off”). Each of the nominees was elected to the Company’s Board based on the recommendation of the Fortune Brands’ Nominating and Corporate Governance Committee and Board of Directors. Each of the Class I and Class II directors (Ms. Hackett and Messrs. Goldstein, Klein, Morikis and Waters) was elected by the Company’s stockholders. Proxies cannot be voted for more than the number of nominees proposed for re-election.

The names of the nominees and the current Class I and Class II directors, along with their present positions, their principal occupations and directorships held with other public corporations during the past five years, their ages and the year first elected as a director of the Company, are set forth below.

Summary of Qualification of Directors

The Board believes that it is necessary for each of the Company’s directors to possess many qualities and skills. The Board also believes that all directors must possess a considerable amount of business management experience (such as experience as a chief executive, chief operating, or chief financial officer) and educational experience. The process used by the Nominating and Corporate Governance Committee in recommending qualified director candidates is described below under Corporate Governance – Director Nomination Process (see page 9 of this Proxy Statement).

The Board believes that there are certain general requirements which are mandatory for service on the Company’s Board of Directors, while there are other skills and experiences that should be represented on the Board as a whole but not necessarily by each individual director.

General requirements for all directors:

•	Extensive executive leadership experience
•	Excellent business judgment
•	High level of integrity and ethics
•	Original thinking
•	Strong commitment to the Company’s goal of maximizing stockholder value

Experiences, qualifications, and backgrounds to be represented on the Board as a whole:

•	Financial and/or accounting expertise
•	Consumer products expertise
•	Knowledge of international markets
•	Chief executive officer/chief operating officer/chief financial officer experience
•	Extensive board experience
•	Diversity of background

Certain individual qualifications and experiences of our directors that contribute to the Board’s effectiveness as a whole are described in the following paragraphs.

ITEM 1 – ELECTION OF DIRECTORS (CONTINUED)

Name	Present positions and offices with the Company, principal occupations during the past five years and other directorships	Age	Year first elected director

NOMINEES FOR DIRECTOR – CLASS III DIRECTORS – TERM EXPIRING 2017

A.D. David Mackay	Retired since January 2011; President and Chief Executive Officer of Kellogg Company, a packaged foods manufacturer, prior thereto. Currently also a director of Beam Inc., Green Mountain Coffee Roasters, Inc. and Woolworths Limited. Formerly a director of Kellogg Company.	58	2011

Mr. Mackay served as Chief Executive Officer and Chief Operating Officer of one of the world’s premier packaged goods companies, bringing to our Board the perspective of a leader who faced a similar set of external economic, social and governance issues, to those that face our Company.

David M. Thomas	Retired since March 2006; Chairman of the Board and Chief Executive Officer of IMS Health Incorporated, a provider of information services to the pharmaceutical and healthcare industries, prior thereto. Currently also a director of The Interpublic Group of Companies, Inc. and a member of the Fidelity Investments Board of Trustees. Formerly a director of Fortune Brands, Inc.	64	2011

Mr. Thomas’ experience as a Chief Executive Officer and management experience at premier global technology companies helps the Board address the challenges the Company faces due to rapid changes in IT capabilities and communications and global distribution strategies.

Norman H. Wesley	Retired since October 2008; Chairman of the Board of Fortune Brands, Inc. from January 2008 through September 2008; Chairman of the Board and Chief Executive Officer of Fortune Brands, Inc. prior thereto. Currently also a director of ACCO Brands Corporation, Acuity Brands, Inc. and Green Mountain Coffee Roasters, Inc. Formerly a director of Pactiv Corporation and Fortune Brands, Inc.	64	2011

Mr. Wesley’s experience as Chief Executive Officer of a consumer products conglomerate gives him unique insights into the Company’s challenges, opportunities and operations.

The Board of Directors recommends that you vote FOR the election of each nominee.

ITEM 1 – ELECTION OF DIRECTORS (CONTINUED)

Name	Present positions and offices with the Company, principal occupations during the past five years and other directorships	Age	Year first elected director

CLASS I DIRECTORS – TERM EXPIRING 2015

Ann F. Hackett	Founder and President of Horizon Consulting Group, LLC, a strategic and human resource consulting firm, since 1996. Currently also a director of Beam Inc. and Capital One Financial Corporation.	60	2011

Ms. Hackett founded a company that provides strategic, organizational and human resource consulting services to boards of directors and senior management teams. She brings to the Board entrepreneurial experience and expertise in strategy and human resources.

John G. Morikis	President and Chief Operating Officer of The Sherwin-Williams Co., a manufacturer of paint and coating products, since 2006.	50	2011

Mr. Morikis’ experience as a Chief Operating Officer of a global leader in the paint and coatings industry and his 25 years of experience in that industry brings to our Board the perspective of a leader who, while facing a similar set of external economic issues that face our Company, increased operating performance and productivity at Sherwin-Williams.

Ronald V. Waters, III	Retired since May 2010; President and Chief Executive Officer of LoJack Corporation, a provider of tracking and recovery systems, from January 2009 through May 2010; President and Chief Operating Officer prior thereto. Currently also a director of HNI Corporation and Chiquita Brands International, Inc. Formerly a director of LoJack Corporation and Fortune Brands, Inc.	61	2011

Mr. Waters combines experience in two key areas of interest to the Company. He has experience as a former Chief Executive Officer at a premier technology company and as a former Chief Operating Officer at a leading confectionary manufacturing company.

ITEM 1 – ELECTION OF DIRECTORS (CONTINUED)

Name	Present positions and offices with the Company, principal occupations during the past five years and other directorships	Age	Year first elected director

CLASS II DIRECTORS – TERM EXPIRING 2016

Richard A. Goldstein	Retired since May 2006; Chairman and Chief Executive Officer of International Flavors & Fragrances Inc., a manufacturer of flavor and fragrance products, prior thereto. Currently also a director of Beam Inc., The Interpublic Group of Companies, Inc. and Fiduciary Trust Company International.	72	2011

Mr. Goldstein’s background as a lawyer and his 30 year background in the consumer packaged goods industry, including as Chief Executive Officer, provides a unique perspective to the Board.

Christopher J. Klein	Chief Executive Officer of Fortune Brands Home & Security since January 2010; President and Chief Operating Officer from April 2009 to December 2009; Senior Vice President of Fortune Brands, Inc. from February 2009 until April 2009; Senior Vice President – Strategy and Corporate Development of Fortune Brands, Inc. from April 2003 to February 2009.	50	2010

Mr. Klein’s leadership as Chief Executive Officer of the Company provides him with intimate knowledge of our operations and the challenges faced by the Company.

CORPORATE GOVERNANCE

Fortune Brands Home & Security is committed to maintaining strong corporate governance practices that are good for our stockholders and our business. We are dedicated to maintaining these practices and upholding high standards of conduct.

Corporate Governance Principles

The Board adopted a set of Corporate Governance Principles which describe our corporate governance practices and address corporate governance issues such as, Board composition and responsibilities, Board meeting procedures, the establishment of Board committees, management succession planning and review of risks. The Principles are available at http://ir.fbhs.com/governance.cfm.

Director Independence

The Company’s Corporate Governance Principles provide that a majority of the members of the Board shall be independent directors. New York Stock Exchange requirements, as well as the Company’s committee charters, require each member of the Audit, Compensation and Nominating and Corporate Governance Committees to be independent. The Board applies the definition of independence found in the New York Stock Exchange Listed Company Manual in determining which directors are independent. When determining each director’s independence, the Board also considered charitable contributions made by the Company to organizations with which each director is affiliated.

Applying that definition, Messrs. Goldstein, Mackay, Morikis, Thomas, Wesley and Waters and Ms. Hackett were affirmatively determined by the Board to be independent and all such charitable relationships were deemed immaterial. Due to Mr. Klein’s employment with the Company, he is not considered independent.

None of the non-employee directors has any material relationship with the Company other than being a director and stockholder. Also, none of the non-employee directors has had any transaction or arrangement that interferes with such director’s independence.

Policies with Respect to Transactions with Related Persons

The Nominating and Corporate Governance Committee (the “Nominating Committee”) and the Board adopted a Code of Business Conduct and Ethics which sets forth various policies and procedures intended to promote the ethical behavior of all of the Company’s employees, officers and directors. The Code of Business Conduct and Ethics describes the Company’s policy on conflicts of interest. The Board has also established a Compliance Committee (comprised of senior management) which is responsible for administering and monitoring compliance with the Code of Conduct. The Compliance Committee periodically reports on the Company’s compliance efforts to the Audit Committee and to the Board.

The Board established a Conflicts of Interest Committee (comprised of senior management) which periodically distributes a Conflicts of Interest Policy and questionnaire to all of the Company’s employees, officers and directors. The Conflicts of Interest Committee reviews potential conflicts of interest and reports findings involving any director or executive officer of the Company to the Nominating Committee and the Audit Committee. The Conflicts of Interest Policy describes the types of relationships that may constitute a conflict of interest with the Company. All employees and directors are required to complete the questionnaire and certify compliance with the Company’s Conflicts of Interest Policy. The Nominating Committee will review any potential conflict of interest or related person transaction involving a member of the Board to determine whether such potential conflict or transaction would affect that director’s independence. The Conflicts of Interest Committee will also present any potential related person transaction involving a member of the Board or an executive officer of the Company to the Audit Committee to evaluate each related person transaction, determine whether the interest of the related person in the transaction is material and approve or ratify, as the case may be, the transaction. The Audit Committee may ratify any related person transactions that were not submitted in advance of the transaction.

CORPORATE GOVERNANCE (CONTINUED)

All directors and executive officers are responsible for reporting any potential related person transaction to the Conflicts of Interest Committee in advance of commencing a potential transaction. Related person transactions are transactions in excess of $120,000 between the Company and a related person, which may include (i) persons or entities that beneficially own 5% or more of the Company’s common stock; (ii) the Company’s directors and executive officers; (iii) immediate family members of the Company’s directors and executive officers; and (iv) businesses controlled by the Company’s directors, officers or their immediate family members.

On an annual basis, the executive officers and the directors complete a questionnaire on which they are required to disclose any related person transactions and potential conflicts of interest. The General Counsel reviews the responses to the questionnaires and, if a related person transaction is reported by a director or executive officer, the questionnaire is submitted to the Nominating Committee and the Audit Committee for review. If necessary, the Audit Committee will determine whether the relationship is material and whether the transaction should be ratified. In addition, the Nominating Committee will determine whether the relationship affects the director’s independence.

Certain Relationships and Related Transactions

During 2013, the Company did not participate in any transactions in which any of its directors, executive officers, any immediate family member of a director or executive officer or any beneficial owner of more than 5% of the Company’s common stock had a direct or indirect material interest.

Director Nomination Process

The Nominating Committee is responsible for, among other things, screening potential director candidates, recommending qualified candidates to the Board for nomination and assessing director independence.

When identifying director candidates, the Nominating Committee determines whether there are any evolving needs of the Board that require an expert in a particular field. When evaluating director candidates, the Nominating Committee first considers a candidate’s management experience and then considers issues of judgment, background, stature, conflicts of interest, integrity, ethics and commitment to the goal of maximizing stockholder value. The Nominating Committee also focuses on issues of diversity, such as diversity of gender, race and national origin, education, professional experience and differences in viewpoints and skills. The Nominating Committee does not have a formal policy with respect to diversity; however, the Board and the Nominating Committee believe that it is essential that the Board members represent diverse viewpoints. In considering candidates for the Board, the Nominating Committee considers the entirety of each candidate’s credentials in the context of these standards. With respect to the nomination of continuing directors for re-election, the individual’s contributions to the Board are also considered. For the purpose of this annual meeting of stockholders, the Nominating Committee recommended the nomination of each of the Company’s current Class III directors.

In connection with future director elections, or at any time there is a vacancy on the Board, the Nominating Committee may retain a third-party search firm to assist the Committee in locating qualified candidates that meet the needs of the Board at that time.

It is the Nominating Committee’s policy to consider director candidates recommended by stockholders, if such recommendations are properly submitted to the Company. Stockholders wishing to recommend persons for consideration by the Nominating Committee as nominees for election to the Board can do so by writing to the Secretary of Fortune Brands Home & Security, Inc. at 520 Lake Cook Road, Deerfield, Illinois 60015. Recommendations must include the proposed nominee’s name, biographical data and qualifications, as well as other information that would be required if the stockholder were actually nominating the recommended candidate pursuant to the procedures for such nominations provided in our Bylaws. The Nominating Committee will consider the candidate and the candidate’s qualifications in the same manner in which it evaluates nominees identified by the Nominating Committee. The Nominating Committee may contact the stockholder making the nomination to discuss the qualifications of the candidate and the stockholder’s reasons for making the nomination. Members of

CORPORATE GOVERNANCE (CONTINUED)

the Nominating Committee may then interview the candidate if it deems the candidate to be appropriate. The Nominating Committee may use the services of a third-party search firm to provide additional information about the candidate prior to making a recommendation to the Board.

The Nominating Committee’s nomination process is designed to ensure that the Nominating Committee fulfills its responsibility to recommend candidates that are properly qualified to serve the Company for the benefit of all of its stockholders, consistent with the standards established by the Nominating Committee under the Company’s Corporate Governance Principles.

Communication with the Board

The Board and management encourage communication from the Company’s stockholders. Stockholders who wish to communicate with the Company’s management should direct their communication to the Chief Executive Officer or the Secretary of Fortune Brands Home & Security, Inc. at 520 Lake Cook Road, Deerfield, Illinois 60015. Stockholders, or other interested parties, who wish to communicate with the non-management directors or any individual director should direct their communication c/o the Secretary at the address above. The Secretary will forward communications intended for the Board to the Chairman of the Board, or, if intended for an individual director, to that director. If multiple communications are received on a similar topic, the Secretary may, in his or her discretion, forward only representative correspondence. Any communications that are abusive, in bad taste or present safety or security concerns may be handled differently.

Board Leadership Structure

Mr. Thomas serves as the Company’s non-executive, independent Chairman. The Board determined that having an independent director serve as Chairman of the Board is in the best interests of our stockholders at this time. This leadership structure aids the Board’s oversight of management and allows our Chief Executive Officer to focus primarily on his management responsibilities. The non-executive Chairman has the responsibility of presiding at all meetings of the Board, consulting with the Chief Executive Officer on Board and committee meeting agendas, acting as a liaison between management and the non-management directors, including maintaining frequent contact with the Chief Executive and advising him or her on the efficiency of the Board meetings, facilitating teamwork and communication between the non-management directors and management, as well as additional responsibilities that are more fully described in the Company’s Corporate Governance Principles. In addition, the Company’s non-executive Chairman facilitates the Board’s annual performance assessment of the Chief Executive Officer.

The Board does not believe that a single leadership structure is right for all companies and at all times, so the Board periodically reviews its leadership structure to determine, based on the circumstances at the time, whether other leadership structures might be appropriate for the Company. The Board has been and remains committed to maintaining strong corporate governance and appropriate independent oversight of management. Given that each of the members of the Board, other than Mr. Klein, is independent we believe that the leadership structure currently utilized by the Board provides effective independent Board leadership and oversight.

Executive Sessions

Pursuant to the Company’s Corporate Governance Principles, non-management directors of the Board are required to meet on a regularly scheduled basis without the presence of management. The non-executive Chairman of the Board leads these sessions.

Meeting Attendance

The Board of Directors met five times in 2013. Each director attended at least 75% of the total meetings of the Board and committees of the Board of which the director was a member during 2013. In addition to participation at Board and committee meetings, our directors regularly engage in other communications throughout the year, including considerable telephone and electronic mail contact with the Chairman of the Board, the Chief Executive Officer and other members of management regarding matters of interest and concern to the Company.

CORPORATE GOVERNANCE (CONTINUED)

The Company does not have a formal policy requiring members of the Board to attend the Annual Meeting. In 2013, all of the directors attended the Company’s annual meeting of stockholders.

Risk Management

The responsibility for the day-to-day management of risks lies with the Company’s management team; however, the Board of Directors has an active role, as a whole and also at the committee level, in overseeing the strategy and process for managing the Company’s risks. The Board regularly reviews information regarding the Company’s business strategy, leadership development, resource allocation, succession planning, credit, liquidity and operations, as well as the risks associated with each. The Company’s overall risk management program consists of periodic management discussions analyzing and mitigating risks, an annual review of risks associated with each of the Company’s operating businesses and an annual review of risks related to the Company’s compensation programs and practices.

Annually, management identifies external, strategic, operational, financial and compliance risks, assesses the impact of these risks and determines how to mitigate such risks. The Audit Committee manages the Company’s risk management program and reviews the results of the annual assessment. Management also provides the Audit Committee with quarterly updates on the Company’s risks and changes and/or emerging risks. In addition, the Audit Committee oversees management of the Company’s financial risks.

The Company’s Compensation Committee is responsible for overseeing the management of risks relating to the compensation paid to the Company’s executives and the Company’s executive compensation plans and programs. Annually, the Compensation Committee’s independent compensation consultant conducts an assessment of the risks associated with the Company’s compensation practices and programs. For more information about that assessment see “Compensation Risks” below.

The Nominating Committee manages risks associated with the independence of the Board of Directors, potential conflicts of interest and the Company’s corporate governance structure, as well as management of risks associated with environmental, health and safety, diversity, philanthropy, global citizenship and sustainability.

While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board of Directors is regularly informed through committee reports about such risks. The Board’s assignment of responsibility for the oversight of specific risks to its committees enables the entire Board, under the leadership of the non-executive Chairman and the Chief Executive Officer, to better monitor the risks of the Company and more effectively develop strategic direction, taking into account the various risks facing the Company, including the magnitude of such risks.

Compensation Risks

The Compensation Committee conducts an annual assessment of the risks associated with the compensation policies and practices used to compensate the Company’s executives. The Compensation Committee also conducts a more extensive review of all of the Company’s compensation policies and practices every other year. In 2013, the Compensation Committee, with assistance from its independent compensation consultant, reviewed the elements of executive compensation to determine whether any portion of executive compensation encouraged excessive risk taking and concluded that they do not. In general, the executive compensation arrangements are consistent with the structure and design of other companies of similar size and industry sector, and the following risk-mitigating design features have been incorporated into the Company’s programs:

•	The Company utilizes multiple long-term incentive vehicles with overlapping three-year performance cycles;

•	The Company uses multiple and diverse performance metrics in plans;

•	The Company often uses individual objectives and other discretionary metrics in determining certain payouts;

CORPORATE GOVERNANCE (CONTINUED)

•	Upside on payout potential is capped for both short-term and long-term incentives;

•	The majority of an individual’s total compensation mix is not derived from a single component of compensation; and

•	The Company maintains stock ownership guidelines, a policy prohibiting hedging and pledging and a formal clawback policy.

As a home and security consumer products business, the Company does not face the same level of risks associated with compensation for employees at financial services firms (traders and transactions involving instruments with a high degree of risk) or technology companies (rapidly changing markets). As described in our Compensation Discussion and Analysis, compensation decisions are made using a combination of objective and subjective considerations designed to mitigate excessive risk taking by executives.

Board Committees

The Board established an Audit Committee, a Compensation Committee, an Executive Committee and a Nominating and Corporate Governance Committee. The Audit, Compensation, and Nominating and Corporate Governance Committees are composed entirely of independent directors, as defined under the New York Stock Exchange Listed Company Manual and the Company’s Corporate Governance Principles. The charters of these committees are available on the Company’s website at http://ir.fbhs.com/governance.cfm.

A list of current Committee memberships may be found on the Company’s website at http://ir.fbhs.com/committees.cfm. The Committee memberships as of the date of this Proxy Statement are set forth below:

Name	Audit	Compensation	Executive	Nominating and Corporate Governance
Richard A. Goldstein		X		X
Ann F. Hackett		C	X	X
Christopher J. Klein			X
A. D. David Mackay	X	X
John G. Morikis	X	X
David M. Thomas	X		C	C
Ronald V. Waters, III	C		X	X
Norman H. Wesley	X	X

An “X” indicates membership on the committee.

A “C” indicates that the director serves as the chair of the committee.

Audit Committee

The Audit Committee’s primary function is to assist the Board of Directors in overseeing the (i) integrity of the financial statements and the financial reporting process of the Company; (ii) Company’s compliance with legal and regulatory requirements; (iii) independence and qualifications of the Company’s external auditors; and (iv) performance of the Company’s external and internal auditors.

Each member of the Audit Committee (Messrs. Mackay, Morikis, Thomas, Wesley and Waters), is financially literate. Each of Messrs. Mackay, Thomas, Wesley and Waters has accounting or financial management expertise and is an audit committee financial expert as defined in Item 407(d)(5)(ii) and (iii) of Regulation S-K under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As required by its charter, each Audit Committee member has also been determined by our Board to be independent as such term is defined in Rule 10A-3 under the Exchange Act and the New York Stock Exchange Listed Company Manual. The Audit Committee met nine times in 2013.

CORPORATE GOVERNANCE (CONTINUED)

Compensation Committee

The Compensation Committee’s primary functions are to (i) develop and critically review the Company’s executive pay philosophy and practices so that they are aligned with the Company’s business strategy; and (ii) set the compensation of the Company’s named executive officers and other officers of the Company who hold the office of vice president or a more senior office and the presidents of the Company’s principal operating companies, in a manner that is consistent with competitive practices, individual and Company performance and the requirements of appropriate regulatory bodies.

As required by its charter, each member of the Compensation Committee (Messrs. Goldstein, Mackay, Morikis and Wesley and Ms. Hackett) has been determined by our Board to be independent as such term is defined in the New York Stock Exchange Listed Company Manual and pursuant to SEC and Internal Revenue Service regulations. The Committee has created a special Subcommittee comprised of Ms. Hackett and Messrs. Goldstein, Mackay and Morikis that is responsible for approving all performance standards and payments to officers for any pay program intended to qualify as “performance-based compensation” under Section 162(m) of the Internal Revenue Code (the “Code”). The Compensation Committee met seven times in 2013.

Compensation Committee Procedures

The Compensation Committee directs management to prepare financial data used by the Compensation Committee in determining executive compensation. In addition, members of the Company’s human resources department assist in the preparation of executive compensation tally sheets and historical information describing compensation paid to executives and the Compensation Committee’s independent consultant provides market data for use in determining executive compensation. The Compensation Committee is presented with recommendations from management and from the Committee’s independent compensation consultant as to the level and type of compensation to provide to the Company’s named executive officers, officers who hold the office of Vice President or a more senior office and the presidents of our operating companies. Members of the Company’s legal department provide the Compensation Committee with general advice on laws applicable to executive compensation and the directors’ fiduciary duties in setting compensation.

The Chief Executive Officer attends meetings of the Compensation Committee. The Chief Executive Officer’s feedback about each officer’s performance is essential in the Compensation Committee’s determination of the officer’s salary and target incentive compensation determinations. See pages 17 through 30 of this Proxy Statement for more information about how the Compensation Committee determined the executive officers’ compensation in 2013.

Compensation Committee Consultant

The Compensation Committee engages an outside compensation consultant. Meridian Compensation Partners, LLC (“Meridian”) was retained directly by and reported directly to the Compensation Committee during 2013. In 2013, Meridian provided the following services and information to the Compensation Committee:

•

Made recommendations as to best practices for structuring executive pay arrangements and executive compensation (including the amount and form of compensation) consistent with the Company’s business needs, pay philosophy, market trends and latest legal and regulatory considerations;

•	Provided market data (including compiling the Survey Group and related performance data) as background for decisions regarding Chief Executive Officer and senior management compensation;

•	Performed an assessment of risks associated with the Company’s executive compensation structure and design;

•	Assisted in the design of the Company’s 2013 Long-Term Incentive Plan; and

CORPORATE GOVERNANCE (CONTINUED)

•

Attended six of the seven Compensation Committee meetings (including executive sessions without the presence of management) held during 2013 and summarized alternatives for compensation arrangements that may have been considered in formulating final recommendations, as well as the consultant’s rationale for supporting or opposing management’s proposals.

The Compensation Committee has authorized Meridian to interact with management, as needed in connection with advising the Compensation Committee, and Meridian is included in discussions with management and, when applicable, the Compensation Committee’s outside legal counsel on matters being brought to the Compensation Committee for consideration. Meridian is prohibited from performing any services for management outside of services needed in connection with advising the Compensation Committee. The Compensation Committee has assessed Meridian’s independence and concluded that Meridian’s work for the Compensation Committee does not raise any conflict of interest.

Executive Committee

The Executive Committee did not meet in 2013. The Executive Committee has all the authority of the full Board, except for specific powers that are required by law to be exercised by the full Board. The Executive Committee may not amend the Company’s charter, adopt an agreement of merger, recommend actions for stockholder approval, amend or repeal the Bylaws, elect or appoint any director or remove an officer or director, amend or repeal any resolutions of the Board, fix the Board’s compensation, and unless expressly authorized by the Board, declare a dividend, authorize the issuance of stock or adopt a certificate of ownership and merger.

Nominating and Corporate Governance Committee

The Nominating Committee’s primary functions are to (i) provide recommendations to the Board of Directors with respect to the organization and function of the Board and its committees; (ii) recruit, identify and recommend potential director candidates and nominees; (iii) develop a set of corporate governance principles; (iv) oversee the process of the evaluation of the Board and management; and (v) review and advise management on matters relating to the Company’s responsibilities to its employees and the community. The Nominating Committee also makes recommendations to the Board regarding the level and composition of compensation for non-employee directors.

As required by its charter, each member of the Nominating Committee (Messrs. Goldstein, Thomas and Waters and Ms. Hackett) has been determined by our Board to be independent as such term is defined in the New York Stock Exchange Listed Company Manual. The Nominating Committee met four times in 2013.

Other Corporate Governance Resources

The charters of each committee, the Company’s Corporate Governance Principles, the Company’s Code of Business Conduct and Ethics and the Company’s Code of Ethics for the CEO and Senior Financial Officers are available on the Company’s website (http://ir.fbhs.com/governance.cfm).

DIRECTOR COMPENSATION

Cash Fees

The annual cash fee for services as a non-employee director of the Company is $80,000. The members of the Audit Committee (Messrs. Waters, Mackay, Morikis, Thomas and Wesley) and the Compensation Committee (Ms. Hackett and Messrs. Goldstein, Mackay, Morikis and Wesley) receive an additional annual cash fee of $7,500 for their service on these committees. In addition, the chairperson of each of the Audit, Compensation and Nominating and Corporate Governance Committees receives an additional annual cash fee of $15,000 for such service (Messrs. Thomas and Waters and Ms. Hackett, respectively). Mr. Thomas receives an additional annual cash fee of $200,000 for his service as non-executive Chairman of the Board.

Directors have the ability to elect to receive payment of their cash fees in Company common stock rather than cash. Directors also have the ability to defer receipt of their cash fees, as well as any cash fees converted to Company common stock, until the January following the year in which the individual ceases acting as a director of the Company. In 2013, Mr. Morikis elected to convert all of his cash fees to Company stock and defer receipt of such fees.

Stock Awards

Each non-employee director receives an annual stock grant that is based on a set dollar value of $115,000. In 2013, the number of shares granted was determined by dividing the closing price of the Company’s common stock on the grant date ($36.45) into the annual dollar value ($115,000), rounded to the nearest share. The number of shares of Company common stock granted to non-employee directors in 2013 was 3,155.

Directors have the ability to defer receipt of their annual stock awards until the January following the year in which the individual ceases acting as a director of the Company. In 2013, Ms. Hackett and Mr. Morikis elected to defer receipt of their annual stock award.

Stock Ownership of Board Members

To further align the Board’s interests with those of stockholders, the Board of Directors established Stock Ownership Guidelines for non-employee directors. Directors are encouraged to own Company common stock with a fair market value currently equal to $240,000 (or three times their annual cash fee). The guidelines allow directors five years from the date of the director’s election to the Board to meet the guidelines. All of our directors currently meet the stock ownership guidelines. For information on the beneficial ownership of securities of the Company by directors and executive officers see “Certain Information Regarding Security Holdings” on pages 45 and 46.

Anti-Hedging and Anti-Pledging

The Company has a policy prohibiting directors (as well as certain executives) from hedging the risk of owning Company common stock and from pledging or otherwise encumbering shares of Company common stock as collateral for indebtedness in any manner including, but not limited to, holding shares in a margin account.

DIRECTOR COMPENSATION (CONTINUED)

2013 Director Compensation*
Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2(3))	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(4)	Total ($)
Richard A. Goldstein	87,500	115,000	n/a	n/a	n/a	7,879	210,379
Ann F. Hackett	102,500	115,000	n/a	n/a	n/a	671	218,171
A.D. David Mackay	95,000	115,000	n/a	n/a	n/a	671	210,671
John G. Morikis	95,000	115,000	n/a	n/a	n/a	5,254	215,254
David M. Thomas	302,500	115,000	n/a	n/a	n/a	1,160	418,660
Ronald V. Waters, III	102,500	115,000	n/a	n/a	n/a	6,160	223,660
Norman H. Wesley	95,000	115,000	n/a	n/a	n/a	1,160	211,160

 * Although Mr. Klein currently serves as a member of the Board, he does not receive any additional compensation for such service.

(1)	Mr. Morikis elected to convert the cash fees he earned in 2013 to Company common stock and defer payment of the stock until the January following the year in which he ceases to be a director, pursuant to the Non-Employee Director Deferred Compensation Plan (as amended and restated January 1, 2013). As a result of the conversion of his cash fees to stock, Mr. Morikis deferred the receipt of 2,587 shares of Common Stock in 2013.

(2)	The amounts in this column represent the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation — Stock Compensation (“FASB ASC Topic 718”). The grant date fair value was $36.45 per share. Ms. Hackett and Mr. Morikis elected to defer receipt of their stock award until the January following the year in which they cease being directors.

(3)	Ms. Hackett and Mr. Morikis had 17,097 and 5,742, respectively, deferred shares outstanding pursuant to the Company’s Non-Employee Director Deferred Compensation Plan (as amended and restated January 1, 2013). Mr. Thomas had 4,980 stock options outstanding under the Company’s Long-Term Incentive Plan as of December 31, 2013. See “Certain Information Regarding Security Holdings” on pages 45 and 46 of this Proxy Statement for the number of shares of stock held, including stock deferred, and the number of stock options held by each current director as of February 28, 2014.

(4)	Included in this column are premiums paid for group life insurance coverage, as well as the Company’s match on gifts paid by the director to charitable organizations, both of which are generally available to all Company employees and directors. Under the Company’s matching gift program, the Company makes a 100% match of gifts totaling up to $5,000 annually by the director to an eligible charitable institution.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis*, or “CD&A,” describes the Company’s executive compensation program for 2013. In particular, this CD&A explains how the Compensation Committee of the Board of Directors made 2013 compensation decisions for the following Named Executive Officers (the “NEOs”):

Named Executive Officer	Position with the Company During 2013
Christopher J. Klein	Chief Executive Officer, Fortune Brands Home & Security, Inc.
E. Lee Wyatt, Jr.	Senior Vice President and Chief Financial Officer, Fortune Brands Home & Security, Inc.
David M. Randich	President, MasterBrand Cabinets, Inc.
David B. Lingafelter	President, Moen Incorporated
Charles Elias, Jr.	Senior Vice President – Strategy and Corporate Development, Fortune Brands Home & Security, Inc.

Use of the term “Operating Company Presidents” throughout the CD&A specifically refers to the NEOs who served as operating company presidents of our businesses in 2013, namely, Messrs. Randich and Lingafelter, but does not refer to all of the Company’s operating company presidents.

This CD&A is divided into the following main sections:

•	an Executive Summary;

•	a discussion of the Compensation Committee’s Philosophy and Process for Awarding NEO Compensation; and

•	a description of the Types and Amounts of NEO Compensation Awarded in 2013.

EXECUTIVE SUMMARY

2013 Business and Financial Highlights

Fortune Brands Home & Security has a strong business model built on its leadership positions in attractive product categories, consumer driven innovation, and operational excellence. We believe the Company’s 2013 performance demonstrates the strength of our businesses and the Company’s ability to deliver results by leveraging its structural competitive advantages to drive profitable growth throughout the housing market recovery. Importantly, we believe that our compensation program impacts corporate performance. The vast majority of compensation awarded to NEOs is at risk, meaning payment is dependent upon strong Company performance. In 2013, 83% of Mr. Klein’s total target compensation was pay-at-risk and 70% (on average) of the remaining NEOs’ total target compensation was pay-at-risk. The majority of total target compensation was awarded in the form of equity and the smallest portion of total target compensation was base salary. The Compensation Committee has focused the Company’s compensation programs on the following:

•

Equity-based compensation that aligns executives’ interests with stockholders. A significant portion of total target compensation is awarded in the form of equity, strongly aligning management’s interests with those of stockholders. In 2013, total equity-based compensation made up 63% of Mr. Klein’s and 51% (on average) of the other NEOs’ total target compensation. Each NEO was awarded three types of equity in 2013, in the form of performance share awards (“PSAs”), stock options and restricted stock units (“RSUs”). PSAs awarded to all NEOs vest based on consolidated corporate performance, weighted 75% EPS and 25% ROIC. The Compensation Committee believes compensation in the form of equity further aligns executive interests with stockholders and facilitates executive retention.

*	All references to EPS, ROIC, OI and RONTA in this CD&A are on a before charges/gains basis. See Appendix A of this Proxy Statement for definitions of the non-GAAP financial measures discussed in this CD&A (i.e., EPS, ROIC, OI and RONTA) and a description of the methodology of these non-GAAP measures.

COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

•

Incentive compensation that drives increasing profit and returns. In 2013, the performance metrics that govern the payment of annual cash incentive compensation for Messrs. Klein, Wyatt and Elias was weighted 75% Earnings Per Share (“EPS”) and 25% Return on Invested Capital (“ROIC”), while the weighting for Operating Company Presidents was 75% Operating Income (“OI”) and 25% Return on Net Tangible Assets (“RONTA”) for each of their respective operating companies. The Compensation Committee continues to believe that focusing on these key metrics will result in stronger growth in EPS and increased ROIC, which supports improving stockholder returns.

•	Base salary represents the smallest portion of total target compensation. In 2013, base salary represented 17% of Mr. Klein’s and 30% of the remaining NEO’s total target compensation.

The Board believes that this approach to our compensation programs, along with our leading market positions and structural competitive advantages, has allowed our Company to continue to outperform the market in the early stages of the housing market recovery.

The Board believes that the Company’s 2013 results, as shown in the charts below, exhibit how Home & Security grew sales, operating income and EPS in 2013, generated strong operating leverage and maintained a flexible capital structure with a strong balance sheet. The compensation paid to the NEOs during 2013 reflected the Company’s strong 2013 financial performance.

2013 FINANCIAL PERFORMANCE (in millions, except EPS)
		2013	2012	% CHANGE

NET SALES	Kitchen & Bath Cabinetry	$1,642.2	$1,326.6	24%
	Plumbing & Accessories	$1,287.0	$1,100.7	17%
	Advanced Material Windows & Door Systems	$657.8	$587.2	12%
	Security & Storage	$570.4	$576.6	(1)%
	TOTAL	$4,157.4	$3,591.1	16%
OPERATING INCOME(1)		$388.5	$227.7	71%

EPS(1)		$1.50	$.89	69%
ROIC(1)		10.1%	6.3%	60%

(1)	Before charges/gains. Reconciliations of non-GAAP measures to the most closely comparable GAAP measures are presented in Appendix A to this Proxy Statement.

CAPITAL PERFORMANCE (in millions)
	December 31, 2013	December 31, 2012	October 3, 2011 Spin-Off

CASH	$241	$336	$77
DEBT	$356	$326	$520
DEBT-TO-CAPITAL	12%	12%	20%(1)
MARKET CAPITALIZATION (in billions)	$7.6	$4.8	$1.9

(1)	Equity as of September 30, 2011.

COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

The chart below reflects Home & Security’s consistently strong stock price performance since the Spin-off in October 2011.

2013 STOCK PRICE PERFORMANCE

2013 Compensation Program

We use our compensation program to attract, motivate and retain the executives who lead our businesses. The Compensation Committee has established programs and practices that are designed to pay-for-performance by aligning management’s interests with those of the Company’s stockholders. The Compensation Committee believes that it does this by providing a significant amount of executive compensation in the form of equity and by providing executives with short-term and long-term incentives that are tied to Company performance. Because a large portion of each NEO’s compensation is tied to Company performance, the compensation that is actually paid to NEOs may vary from the target compensation awarded by the Compensation Committee and is at risk for each NEO. The compensation program is designed to appropriately allocate fixed (base salary) and variable (cash and equity incentive) compensation, as well as reward both short-term and long-term Company performance.

As described above, incentive compensation drives increasing profit and returns and equity-based compensation further aligns the executives’ interests with those of our stockholders. The Compensation Committee continues to believe that linking compensation to certain performance metrics motivates executives to increase profit and returns, which supports improving stockholder returns. Each NEO was awarded three types of equity in 2013, in the form of PSAs, stock options and RSUs.

•

PSAs are paid in shares of the Company’s common stock if certain performance goals are met during a cumulative three-year performance period. The performance goals for PSAs awarded to all NEOs in 2013 were based on EPS (weighted 75%) and average ROIC (weighted 25%) for the cumulative performance period from January 1, 2013 through December 31, 2015. The Compensation Committee believes that awarding PSAs with a cumulative three-year performance goal drives long-term sustained growth and, as a result, management is rewarded for their performance over a period of time.

COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

•

Stock Options allow the NEO to purchase Company common stock at the market price set on the grant date. The options vest in three equal annual installments, assuming the NEO remains employed through each vesting date. The Compensation Committee believes that stock options further focus management on increasing stockholder returns and align the interests of management with stockholders, as the value of stock options grows when the Company’s stock price increases.

•

RSUs are time-vested awards that are paid in shares of the Company’s common stock in three equal annual installments, assuming the NEO remains employed through each vesting date. The Compensation Committee believes that RSUs further focus management on increasing stockholder returns and align the interests of management with stockholders, as the value of RSUs grows when the Company’s stock price increases. RSUs also serve as a long-term retention device as an executive must remain employed with the Company through the three vesting dates to receive the shares.

The following chart summarizes total target NEO compensation awarded in 2013:

Summary of 2013 NEO Compensation

Named Executive Officer	2013 Annual Base Salary(1)	2013 Annual Incentive Target Value	2013 Long- Term Incentive Award Target Value(2)	2013 Total Target Compensation
Christopher J. Klein	$1,000,000	$1,150,000	$3,650,000	$5,800,000
E. Lee Wyatt, Jr.	$686,000	$583,100	$1,601,000	$2,870,100
David M. Randich	$460,000	$276,000	$900,000	$1,636,000
David B. Lingafelter	$480,000	$288,000	$828,000	$1,596,000
Charles Elias, Jr.	$425,000	$233,750	$525,000	$1,183,750

(1)	The amounts listed in this column reflect base salary, effective March 1, 2013.

(2)	Expressed as the aggregate grant date value of PSAs (at target), stock options and RSUs, as determined using the assumptions found in footnote 11 to the consolidated financial statement contained in the Company’s Form 10-K for the year ended December 31, 2013.

Results of the 2013 Say-On-Pay Vote

In 2013, we sought an advisory vote from our stockholders on NEO compensation (commonly referred to as “Say-on-Pay”). Approximately 92% of the votes cast for the Say-on-Pay vote were in support of the Company’s executive compensation program. Even with this strong endorsement of the Company’s pay practices, the Compensation Committee believes that it is essential to regularly review the executive compensation program. In 2013, the Compensation Committee concluded that the compensation program provides awards that motivate our NEOs to maximize stockholder value and encourage long-term retention. Accordingly, the Compensation Committee did not make any changes to the design of the Company’s executive compensation program in response to the 2013 Say-on-Pay vote. In connection with its ongoing review of the Company’s executive compensation program and to further strengthen our internal policies and practices, the Compensation Committee adopted a policy prohibiting our directors, officers (including the NEOs) and other executives from pledging Company common stock.

COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

PHILOSOPHY AND PROCESS FOR AWARDING NEO COMPENSATION

Philosophy of the Executive Compensation Program

We strongly believe that executive compensation should be closely tied to Company performance. Our executive compensation programs are designed to reward NEOs for the achievement of both short-term and long-term strategic and operational goals that lead to the creation of stockholder value, while at the same time avoid incentives that encourage unnecessary or excessive risk taking. To accomplish this, the Compensation Committee has designed an executive compensation program that it believes:

•	Creates and reinforces a pay-for-performance culture;

•	Aligns management’s interests with those of the Company’s stockholders;

•	Attracts, retains and motivates superior talent through competitive compensation; and

•	Provides incentive compensation that promotes performance without encouraging excessive risk.

Maintaining a Competitive Compensation Program

The Compensation Committee adopted a benchmarking comparison group (the “2013 Survey Group”) for purposes of reviewing and approving 2013 compensation. Meridian Compensation Partners, which served as the outside compensation consultant to the Compensation Committee, provided information and suggestions as to the composition of the 2013 Survey Group. The 2013 Survey Group consisted of 18 consumer or housing product companies with median 2012 revenue of $3.5 billion which aligns with the Company’s 2012 revenue of $3.5 billion. The Company believes that it competes with these companies for executive talent. The 2013 Survey Group consists of the following companies, which was the same survey group used for evaluating 2012 compensation decisions:

Armstrong World Industries	Kohler Co.	Pella Corporation
Andersen Corporation	Leggett & Platt Incorporated	Stanley Black & Decker, Inc.
A. O. Smith Corporation	Lennox International Inc.	The Sherwin Williams Company
Cooper Industries plc	Masco Corporation	USG Corporation
Fastenal Company	Mohawk Industries, Inc.	Valspar Corporation
Jarden Corporation	Newell Rubbermaid Inc.	Watsco, Inc.

The Compensation Committee compared the base salaries, target annual cash incentive, target total long-term incentives and target total direct compensation for the Company’s NEOs to the regressed 50th percentile of the benchmark data to determine whether the Company’s compensation practices fell in line with market data. Throughout the CD&A, the benchmarking data used by the Compensation Committee is referred to as “market data.”

The Compensation Committee believes that compensation decisions are complex and require a deliberate review of Company performance, peer compensation levels and individual performance. In determining executive compensation, the Committee considers all forms of compensation and benefits, and uses appropriate tools – such as tally sheets and market data – to review the value delivered to each executive through each component of compensation. Accordingly, the Compensation Committee may determine that with respect to any individual it is appropriate for total target compensation or any particular element of compensation to meet, exceed or fall below the 50th percentile of the market data. The factors that might influence the amount of compensation awarded include market competition for a particular position, retention considerations, an individual’s performance, possession of a unique skill or knowledge set, proven leadership capabilities or other business experience, tenure with the Company and internal pay equity.

Evaluating NEO Performance

The Compensation Committee, in conjunction with the non-management members of the Board, conducts a formal evaluation of the Company’s Chief Executive Officer (the “CEO”) each year to analyze his performance against strategic and operational goals established at the beginning of the year. The Compensation Committee then

COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

sets the CEO’s total annual target compensation. The CEO reviews and evaluates each of the other NEOs relative to their performance against strategic and operational goals established at the beginning of the year. The CEO then presents his evaluations to the Compensation Committee. The Compensation Committee evaluates the CEO’s recommendations on each of the other NEOs against the strategic and operational goals established for each individual at the beginning of the year. The Compensation Committee then independently sets each NEO’s total annual target compensation.

Maintaining Best Practices Regarding Executive Compensation

The Compensation Committee maintains policies and procedures for itself and for certain of the Company’s executives, including the NEOs, many of which it believes represent best practices in corporate governance.

Compensation Committee Practices
Independence of Committee members	Compensation Committee members satisfy the New York Stock Exchange independence standards.
Compensation Consultant Independence

The Compensation Committee annually reviews and assesses the independence of the Committee’s compensation consultant (Meridian Compensation Partners). Meridian has not performed services for management in the past and is prohibited from doing so for so long as it serves as the Compensation Committee’s consultant. The Compensation Committee has sole authority to retain, supervise and terminate the compensation consultant.

Assessment and Mitigation of Risks

The Compensation Committee annually assesses the level of risk associated with the Company’s executive compensation program to ensure that its plans and awards are designed and working in a way that discourages excessive risk taking.

Executive Compensation Practices
Pay for Performance

83% of Mr. Klein’s and 70% (on average) of the other NEOs’ total target compensation is pay-at-risk that is connected to the Company’s (or its operating companies) short-term and long-term performance. Annual incentive cash awards are based on EPS and ROIC for Messrs. Klein, Wyatt and Elias and OI and RONTA for Messrs. Randich and Lingafelter. PSAs for all NEOs vest based on EPS and ROIC. In addition, the value of the NEOs’ equity awards increases when stockholder returns increase.

Maximum Payout Caps on Incentives	Maximum payouts for annual cash incentive awards and PSAs are capped at 200%.
Stock Ownership Guidelines

The Company maintains stock ownership guidelines for directors, NEOs and other officers, which requires them to hold a number of shares equal to a multiple of their base salary. Directors and officers have five years from the date of election (if a director), date of hire or date of promotion to acquire the requisite amount of stock. See page 29 of the CD&A for a detailed description of the ownership guidelines.

Anti-Hedging and Anti-Pledging Policy

The Company has a policy prohibiting directors, NEOs and other officers from hedging the risk of owning Company common stock or from trading in derivatives of Company common stock and from pledging or otherwise encumbering shares of the Company’s common stock as collateral for indebtedness in any manner, including, but not limited to holding shares in a margin account.

Clawback Policy

The Company has a policy allowing it to clawback all or part of annual cash incentives or PSAs that relate to a performance period beginning after September 26, 2011 under certain circumstances. See page 28 of this CD&A for a full description of the policy.

The Company also includes the right to seek to recoup all or part of an executive’s other equity awards in the terms and conditions of the awards.

No Employment Contracts	The Company does not have employment contracts with any of its NEOs or other executive officers. NEOs and other executive officers are employees “at will.”
“Double Triggers” in the Event of a Change in Control

Severance agreements contain change in control severance benefits which are “double trigger,” meaning that there must be both a change in control of the Company and a qualifying termination of employment before any NEO (or other executive officer) can receive these benefits. See page 39 of the Proxy Statement for a detailed description of the Severance and Change in Control Agreements.

All equity incentive awards granted after the Spin-off also have a double trigger provision. See pages 40 and 41 of the Proxy Statement for a detailed description of treatment of equity following termination.

No tax gross ups on change in control benefits	The NEOs and other executive officers are not entitled to tax gross ups in the event that their change in control benefits are subject to the “golden parachute” excise tax under the Code.
No Repricing of Underwater Stock Options	The Company’s Long-Term Incentive Plans do not permit repricing of underwater stock options or stock appreciation rights without stockholder approval, except in connection with a change in control.
Minimal executive perquisites	Limited personal use of Company aircraft for the CEO. Relocation expenses for moving a primary residence made at the Company’s request. Annual executive physicals.

COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

TYPES AND AMOUNTS OF NEO COMPENSATION AWARDED IN 2013

Summary of Executive Compensation Elements

The Company provided various types of compensation to the NEOs in 2013, some of which were fixed (base salary) and some of which were variable (cash and equity incentives). The vast majority of compensation awarded to the NEOs in 2013 is at risk to the executive because the compensation that is actually paid may vary from the target compensation that was awarded by the Compensation Committee and the payment is dependent upon the performance of the Company as a whole or the performance of an individual operating company. The majority of total target compensation was awarded in the form of equity and the smallest portion of total target compensation was base salary. The following charts show each element of NEO compensation, including the mix of short-term and long-term incentives, as well as the amount of pay-at-risk to the CEO and to the other NEOs:

COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

The following chart summarizes the material elements of the Company’s 2013 executive compensation program. Further details regarding each of the elements are provided in the discussion that follows the chart.

Executive Compensation
	Element	Key Characteristics	Why We Pay This Element	How We Determine Amount	2013 Decisions
Fixed	Base Salary	Fixed compensation payable in cash. Reviewed annually and adjusted as appropriate.	Provides a base level of competitive cash compensation to attract, retain and motivate superior talent.	Starts with market data and is adjusted based on proven leadership capabilities or other business experience, possession of a unique skill or knowledge set, internal pay equity, tenure or retention.	3 of 5 NEOs received a salary increase in 2013. Increases ranged from 3.5%-8.7%.
Pay-At-Risk	Annual Incentive Awards	Variable compensation payable in cash, based on achievement of pre-established annual performance goals.	Creates strong performance metrics that directly impact operating company and overall company performance.

Target payment for each NEO expressed as a percentage of base salary. The percentage of base salary is determined based on job scope, market data and internal pay equity.

Actual payouts of annual incentives can range from 0% to 200% of target, based upon the achievement of performance goals.

Performance goals for Messrs. Klein, Wyatt and Elias were based on EPS (weighted 75%) and ROIC (weighted 25%), resulting in 200% payout for Messrs. Klein, Wyatt and Elias.

Performance goals for Operating Company Presidents were based on OI (weighted 75%) and RONTA (weighted 25%) of their respective operating company, resulting in a payout of 200% to Mr. Randich and 181.7% to Mr. Lingafelter.

	Performance Share Awards	Equity awards that pay out in shares of Company common stock on the third anniversary of the grant date, if specified performance goals are met.

Aligns management’s interest with those of stockholders. Long-term performance metrics that directly impact operating company and overall corporate performance. PSAs along with stock options and RSUs optimize a mix of long-term incentives that support our business strategy.

				Based on job scope, market data and individual performance.	One-third of equity award granted in the form of PSAs. Performance goals were based on cumulative EPS (weighted 75%) and average ROIC (weighted 25%) for a three-year performance period.
	Stock Options	Nonqualified stock options that vest ratably over three years and expire in ten years.	Aligns management’s interests with those of stockholders. Stock options along with PSAs and RSUs optimize a mix of long-term incentives that support our business strategy.	Based on job scope, market data and individual performance.	One-third of equity award granted in the form of stock options.
	Restricted Stock Units	Time-vested RSUs that vest in three equal annual installments and are paid in shares of Company common stock.

Aligns management’s interest with those of stockholders and encourages retention of superior talent. RSUs along with PSAs and stock options optimize a mix of long-term incentives that support our business strategy.

				Based on job scope, market data and individual performance.	One-third of equity award granted in the form of RSUs.

COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

Compensation Provided to NEOs in 2013

Base Salary

In setting base salary levels, the Compensation Committee (together with Mr. Klein for NEOs other than himself) considered competitive market data, market competition for a particular position, retention considerations, individual performance, possession of a unique skill or knowledge set, proven leadership capabilities or other business experience, internal pay equity and tenure with the Company. In 2013, each of the NEOs other than Messrs. Randich and Elias received an annual base salary increase ranging from 3.5%-8.7%. Mr. Klein received an 8.7% increase in his base salary due to his high level of performance during 2012 and to further align his base salary with the market data. Mr. Randich did not receive a salary increase in 2013 as he received a salary adjustment in October 2012 in connection with his promotion to President of MasterBrand Cabinets. Mr. Elias was hired by the Company in January 2013 and his initial base salary level was determined based on the market data.

NEO Base Salary
Named Executive Officer	2013	2012	% Increase
Christopher J. Klein	1,000,000	920,000	8.7%
E. Lee Wyatt, Jr.	686,000	663,000	3.5%
David M. Randich	460,000	460,000	0%	*
David B. Lingafelter	480,000	464,000	3.6%
Charles Elias, Jr.	425,000	N/A	N/A

*Mr. Randich did not receive a salary increase in 2013 as he received a 10% salary increase in October 2012 in connection with his promotion.

Annual Cash Incentive

In 2013, the Compensation Committee awarded a cash incentive based upon the achievement of established minimum, target and maximum annual performance goals for each NEO. The amount actually paid to each NEO depended upon the achievement of the performance goals, as described below, expressed as a percentage of base salary. Under the annual incentive program, the actual annual incentive payouts can range from 0% to 200%, based on the achievement of performance goals. The Compensation Committee believes that the percentage of base salary levels were competitive compared to the market data. The 2013 percentage of base salary for each NEO remained unchanged from 2012, except for Mr. Klein. Mr. Klein’s percentage of base salary was increased to further align his annual cash incentive award with the market data. Mr. Elias’ percentage of base salary was determined based on market data and internal pay equity. The percentage of base salary for each NEO in 2013 was:

Named Executive Officer	Percentage of Base Salary
Christopher J. Klein	115%
E. Lee Wyatt, Jr.	85%
David M. Randich	60%
David B. Lingafelter	60%
Charles Elias, Jr.	55%

Performance goals for officers of the Company were set using different metrics than those for the Operating Company Presidents. For Messrs. Klein, Wyatt and Elias, annual cash incentives were based on the Company’s 2013 EPS and ROIC, with EPS weighted 75% and ROIC weighted 25%. EPS and ROIC were selected as performance measures because the Compensation Committee believes that they focus executives on both maximizing stockholder value (EPS) and operational efficiency (ROIC).

These targets were intended to be challenging and required superior performance at both the target and maximum payout levels. The Company’s actual results exceeded the maximum performance goals, but due to the maximum cap on the payout of incentives under the program, the Committee certified a payout level of 200% for Messrs. Klein, Wyatt and Elias.

COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

Performance goals for the annual cash incentives for the Operating Company Presidents were based upon OI (weighted 75%) and RONTA (weighted 25%) results for their respective operating companies. OI serves as a measure of profitability for each operating company, and RONTA serves as a measure of operating efficiency. The performance goals established for the Operating Company Presidents were challenging and required superior performance at both the target and maximum payout levels. MasterBrand Cabinets’ actual results exceeded the maximum performance goals, but due to the maximum cap on the payout of incentives under the program, the Committee certified a payout level of 200%. Based on the actual results of Moen, the Committee certified a payout level of 181.7% for Mr. Lingafelter. The following table sets forth the target performance measures, the actual performance results, the amounts paid for the 2013 annual cash incentive awards and the percentage payout.

Performance Goals and Results for 2013 Annual Cash Incentive

		Company Performance Measures and Results		2013 Cash Incentive

Named Executive Officer	Performance Measures	Target Performance Measure ($ in millions)	Actual Performance	Amount Paid	% of Payout
Christopher J. Klein	EPS	$1.18	$1.51	$2,300,000	200%
	ROIC	8.2%	10.1%
E. Lee Wyatt, Jr.	EPS	$1.18	$1.51	$1,166,200	200%
	ROIC	8.2%	10.1%
David M. Randich	OI	$62.5	$121.4	$552,000	200%
	RONTA	19.0%	35.7%
David B. Lingafelter	OI	$209.3	$228.8	$523,296	181.7%
	RONTA	95.1%	118.4%
Charles E. Elias	EPS	$1.18	$1.51	$467,500	200%
	ROIC	8.2%	10.1%

New Hire Sign-on Bonus

Mr. Elias was hired as the Senior Vice President - Strategy and Corporate Development in January 2013. The Compensation Committee approved a cash sign-on bonus of $100,000 as an inducement for Mr. Elias to join the Company.

Long-Term Incentive Awards

The Compensation Committee believes that equity awards both align management’s interests with those of stockholders and reinforce a pay-for-performance culture.

COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

The 2013 target equity-based compensation represented 63% of Mr. Klein’s and 51% (on average) of the other NEOs’ total target compensation. In 2013, the NEOs received three types of equity awards under the Fortune Brands Home & Security, Inc. 2011 Long Term Incentive Plan (the “LTIP”): PSAs, stock options and RSUs. Each type of equity award comprised one-third of each NEO’s total target equity-based award in 2013. Mr. Klein’s target equity value was increased to further align his annual incentive award with the market data. Mr. Randich’s target equity value was increased in connection with his promotion to President of MasterBrand Cabinets. Mr. Elias’ target equity value was determined based on market data and internal pay equity. The aggregate grant date value of each NEO’s 2013 equity-based awards was as follows (with the PSAs valued assuming achievement of the target performance level):

Named Executive Officer	Value of 2013 Equity Award
Christopher J. Klein	$3,650,000
E. Lee Wyatt, Jr.	$1,601,000
David M. Randich	$900,000
David B. Lingafelter	$828,000
Charles Elias, Jr.	$525,000

PSAs: The PSAs awarded in 2013 will be paid to the NEOs in shares of the Company’s common stock only if the Company achieves specified goals for EPS and ROIC during the cumulative performance period from January 1, 2013 through December 31, 2015. No shares will be paid unless the minimum established performance goals are achieved. Payouts for PSAs awarded in 2013, if any, will not occur until early in 2016, following completion of the performance period and the Compensation Committee’s certification of performance results. The Compensation Committee believes that awarding PSAs with a cumulative three-year performance goal drives long-term sustained growth and, as a result, management is rewarded for their ability to achieve such growth.

The EPS and ROIC goals were intended to be challenging and require superior performance at both the target and maximum payout levels. The Compensation Committee based the performance goals on EPS and ROIC because it believes that the combined use of these metrics reflect sustainable growth and returns. The Compensation Committee recognizes that the annual cash incentives for Messrs. Klein, Wyatt and Elias also use EPS and ROIC goals, and believes this to be appropriate because the annual incentive employs a one-year goal, while the PSAs focus on cumulative performance over three years, which the Compensation Committee believes provides a strong incentive for sustained results over the long-term. The number of shares paid is determined by multiplying the target number of PSAs awarded by the percentage of achievement of the combined, weighted performance goals, as follows:

Percentage of PSAs Paid Based on the % of EPS and ROIC Goals Achieved

		Average ROIC
		Minimum	Target	Maximum
Cumulative EPS	Minimum	0%	25%	50%
	Target	75%	100%	125%
	Maximum	150%	175%	200%

Stock Options: One-third of the total equity awarded to the NEOs in 2013 was granted in the form of stock options. Stock options granted in 2013 vest in three equal annual installments, assuming the NEO remains employed through each vesting date. The Compensation Committee believes that stock options further focus management on increasing stockholder returns and align the interests of management with stockholders, as the value of stock options grows when the Company’s stock price increases.

RSUs: One-third of the total equity awarded to the NEOs in 2013 was granted in the form of RSUs. The RSUs awarded in 2013 vest in three equal annual installments, assuming the NEO remains employed through the vesting dates. The Compensation Committee believes that RSUs further focus management on increasing stockholder returns and align the interests of management with stockholders, as the value of RSUs grows when the Company’s stock price increases. RSUs also serve as a long-term retention device as an executive must remain employed with the Company through the three vesting dates to receive the shares.

COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

Retirement Benefits

All of the NEOs are eligible for retirement benefits through the Fortune Brands Home & Security Retirement Savings Plan (the “Savings Plan”), a tax-qualified defined contribution 401(k) plan. Following the Spin-off, Messrs. Klein and Lingafelter continued to participate in the Moen Incorporated Pension Plan, a tax-qualified defined benefit plan (the “Moen Plan”). Due to their respective hire and/or transfer dates, Messrs. Wyatt, Randich and Elias are not eligible to participate in any of the tax-qualified defined benefit plans sponsored by the Company or its operating companies. In addition to its qualified plans, the Company and each operating company that employs an Operating Company President provides non-qualified supplemental retirement benefits for accruals or contributions, as applicable, that would have been made under the tax-qualified plans but for limitations imposed by the Code.

The Compensation Committee believes that these types of retirement plans are consistent with competitive pay practices, and are an important element in attracting and retaining talent in a competitive market. Please see the narratives that follow the “2013 Pension Benefits” table and the “2013 Nonqualified Deferred Compensation Plan” table that appear on pages 35 and 36 of this Proxy Statement for further information regarding these plans.

Severance and Change in Control Agreements

The Company entered into Agreements for the Payment of Benefits Following Termination of Employment with each of the NEOs, which provide for severance benefits following a qualifying termination of employment. The Compensation Committee believes that these Agreements help accomplish the Company’s compensation objectives of attracting and retaining superior talent through competitive compensation. The Compensation Committee also believes that it is appropriate to provide executives with the protections afforded by these Agreements and that these Agreements promote management independence and help retain and focus the executive officers in the event of a change in control. During 2013, the Company entered into an Agreement for the Payment of Benefits Following Termination of Employment with Mr. Elias, the general terms of which were consistent with the terms of the Agreements entered into with each of the other NEOs.

All of these Agreements contain change in control provisions, including “double triggers,” which means that there must be both a change in control of the Company (or the applicable operating company) and a qualifying termination of employment (i.e., a termination by the Company without “cause” or by the NEO for “good reason”) before any change in control benefits can be paid. In addition, the NEOs are not entitled to tax gross ups in the event that their change in control benefits are subject to the “golden parachute” excise tax under the Code. Please see the “Potential Payments Upon Termination or Change in Control” table, as well as the narratives that follow, for further information regarding the Company’s Agreements for the Payment of Benefits Following Termination of Employment and the treatment of outstanding equity awards upon a qualifying termination of employment or a change in control on pages 38 through 41.

Perquisites

The Company provides a limited number of perquisites. The Compensation Committee authorized limited annual use of Company aircraft by Mr. Klein. In 2013, Mr. Klein reimbursed the Company for any personal use of Company aircraft, equivalent in amount to the cost of a first class ticket for each passenger on such flights. Because the health of the Company’s executives is important, the Company made executive medical examinations available to certain executives, including each of the NEOs. The Company also reimburses certain relocation expenses incurred when the Company requires any employee, including any NEO, to relocate.

Clawback Policy

The Company has a policy that allows it to recoup all or part of annual cash incentives or PSAs if there is a: (1) significant or material restatement of the Company’s financial statements covering any of the three fiscal years preceding the grant or payment, or (2) restatement of the Company’s financial statements for any such year which results from fraud or willful misconduct committed by an award holder. The Company also includes the right to seek to recoup all or part of an executives’ other equity awards in the terms and conditions of the awards.

COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

Stock Ownership Guidelines

The Company maintains the following stock ownership guidelines for directors, NEOs and other officers, which requires them to hold a number of shares equal to a multiple of their annual retainer or base salary, as applicable. The ownership guidelines are as follows:

Position	Stock Ownership Level as a Multiple of Annual Retainer or Base Salary
Directors	3
CEO	6
Operating Company Presidents	3
SVPs	3
VPs	1

Directors and officers have five years from the date of election (if a director), date of hire or date of promotion to acquire the requisite amount of stock. All of the NEOs currently satisfy the stock ownership guidelines, except for Mr. Elias, who was recently hired and is expected to satisfy the guidelines within the five-year period specified in the policy.

Payout of Legacy Cash Long-Term Incentive Awards

No cash-based long-term incentive awards (“Cash LTIPs”) have been granted by this Company’s Compensation Committee. In 2013, legacy Cash LTIP awards remained outstanding. These awards were granted to Messrs. Klein, Randich and Lingafelter prior to the Spin-off and covered the performance period of January 1, 2011 through December 31, 2013.

Under the 2011-2013 Cash LTIP awards, Mr. Klein and the Operating Company Presidents each received a specified number of “units.” Each unit was assigned a specified minimum ($0), target ($400) and maximum ($1,000) dollar value to be paid at the end of the three-year performance period, based upon the attainment of a corresponding minimum, target or maximum pre-established performance goal.

Mr. Klein’s Cash LTIP payout was based on the combined performance of the operating companies, with each operating company’s performance being weighted to account for the relative size of the business. The Cash LTIP awards paid to the Operating Company Presidents were based upon the performance of their respective companies (Mr. Randich was paid based on the performance of Therma-Tru Corp. for 2011 and 2012 and MasterBrand Cabinets, Inc. for 2013 and Mr. Lingafelter was paid based on the performance of Moen Incorporated). Performance of the operating companies was measured in terms of their attainment of annual OI and RONTA goals for each of their respective companies. OI results were weighted 75% and RONTA results were weighted 25% for the entire performance period.

The table below reflects the cumulative 2011-2013 target OI and RONTA performance goals and results for each of the operating companies and the company weighing, which were used to determine the 2011-2013 Cash LTIP award payouts:

	2011-2013 Goals & Results
	OI (Weighted 75%)		RONTA (Weighted 25%)		Company Weighting(1)
	Goals	Results	Goals	Results
MasterBrand Cabinets	$358.4	$177.2	30.1%	17.4%	40%
Moen	$485.5	$527.9	85.8%	95.5%	27%
Master Lock	$134.5	$158.4	39.1%	42.2%	9%
Waterloo	$39.7	$42.7	13.6%	15.6%	5%
Therma-Tru	$91.5	$27.2	26.0%	8.1%	10%
Simonton	$41.8	$-18.4	27.7%	-13.9%	9%

(1)	This column reflects the weighting used to determine Mr. Klein’s award.

COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

The OI and RONTA results reported above led to the following payouts:

Named Executive Officer	Target Number of Units Awarded	Final Unit Value	Total Payout
Christopher J. Klein	1,000	$268	$268,000
David M. Randich	300	$0	$0
David B. Lingafelter	400	$624.3	$249,720

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on the review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement and the Company’s Annual Report on Form 10-K for the year ended December 31, 2013.

Compensation Committee

Ann F. Hackett, Chair

Richard A. Goldstein

A. D. David Mackay

John G. Morikis

Norman H. Wesley

2013 EXECUTIVE COMPENSATION

2013 SUMMARY COMPENSATION TABLE
Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non- Equity Incentive Plan Compen- sation ($)(4)	Change in Pension Value and Nonqualified Deferred Compen- sation Earnings ($)(5)	All Other Compen- sation ($)(6)	Total ($)
	A	B	C	D	E	F	G	H	I
Christopher J. Klein	2013	986,667	0	2,433,333	1,216,667	2,568,000	370,000	314,748	7,889,415
Chief Executive Officer	2012	916,667	0	2,200,000	1,100,000	2,589,500	421,000	145,083	7,372,250
	2011	774,500	0	4,199,360	3,982,755	993,950	302,000	154,512	10,407,077
E. Lee Wyatt, Jr.	2013	682,167	0	1,067,333	533,667	1,166,200	0	206,193	3,655,560
Senior Vice President and Chief Financial Officer	2012	660,833	0	1,000,000	500,000	1,127,100	0	118,634	3,406,567
	2011	369,583	652,500	4,000,000	1,000,000	0	0	107,148	6,129,231
David M. Randich*	2013	449,385	0	600,000	300,000	552,000	0	296,549	2,197,934
President, MasterBrand Cabinets, Inc.	2012	421,000	0	433,333	216,667	470,574	0	33,196	1,574,770
David B. Lingafelter	2013	477,333	0	552,000	276,000	773,016	173,000	11,210	2,262,559
President, Moen Incorporated	2012	424,080	0	533,333	266,667	805,580	601,000	10,412	2,641,072
	2011	420,353	0	850,000	1,325,550	544,440	350,000	92,414	3,582,757
Charles Elias, Jr.**	2013	418,734	100,000	350,000	175,000	467,500	0	146,067	1,657,301
Senior Vice President – Strategy and Corporate Development
*	Effective October 8, 2012, Mr. Randich, who previously served as President of Therma-Tru Corp., was promoted to serve as President of MasterBrand Cabinets, Inc.

**	Mr. Elias first became an employee of the Company in January 2013.

(1)	For Mr. Elias, the amount reported in column C includes a $100,000 sign on bonus.

(2)	Stock Awards: The amounts listed in column D for 2013 represent the aggregate grant date fair value calculated in accordance with FASB ASC Topic 718 for RSUs granted in 2013.

Also listed in column D for 2013 are amounts that represent the aggregate grant date fair value calculated in accordance with FASB ASC Topic 718 for PSAs granted in 2013. The amounts included in this column for the PSAs granted during 2013 are calculated based upon the probable outcome of the satisfaction of the performance conditions for such awards on the grant date (assuming achievement of the target performance level). Assuming the highest level of performance is achieved, the maximum grant date fair value for the PSAs granted during 2013 is: $2,433,333 for Mr. Klein, $1,067,333 for Mr. Wyatt, $600,000 for Mr. Randich, $552,000 for Mr. Lingafelter and $350,000 for Mr. Elias.

For assumptions used in determining both of these values, see footnote 11 to the consolidated financial statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 (“Form 10-K”). Amounts listed in this column for 2013 and 2012 include the normal annual equity awards as opposed to the amounts listed for 2011, which include the normal annual equity award in addition to a one-time equity grant made at the time of the Spin-off.

(3)	Option Awards: The amounts listed in column E for 2013 reflect the aggregate grant date fair values calculated in accordance with FASB ASC Topic 718 for stock options granted in 2013. For assumptions used in determining these values, see footnote 11 to the consolidated financial statements contained in the Company’s Form 10-K for the year ended December 31, 2013. Amounts listed in this column for 2013 and 2012 represent the normal annual equity awards as opposed to the amounts listed for 2011, which include the normal annual equity award in addition to a one-time equity grant made at the time of the Spin-off.

(4)	Non-Equity Incentive Plans: Column F lists amounts earned as annual cash incentives for 2013 in the amount of $2,300,000 for Mr. Klein, $1,166,200 for Mr. Wyatt, $552,000 for Mr. Randich; $523,296 for Mr. Lingafelter; and $467,500 for Mr. Elias under the Annual Incentive Plan. In addition, column F includes the value of the legacy Cash LTIP awards paid to Mr. Klein in the amount of $268,000 and Mr. Lingafelter in the amount of $249,720 for the 2011-2013 performance period.

(5)	Increase in Actuarial Value of Pension Benefits: Column G includes the increase in actuarial value of certain NEOs’ tax-qualified and non-qualified defined benefit pension plan benefits. The narrative and footnotes following the 2013 Pension Benefits table on page 35 provide additional detail about the pension plans in which the NEOs participate.

(6)	Perquisites and All Other Compensation:

Defined Contribution Benefits and Nonqualified Plan Earnings: The amounts in column H include: (a) matching contributions made to the Savings Plan, (b) profit sharing contributions made to the Savings Plan, and (c) profit sharing contributions made to the Fortune Brands Home & Security, Inc. Supplemental Plan (the “FBHS Supplemental Plan”), as described below:

(a)	Matching Contributions to the Savings Plan. Matching contributions for 2013 to the Savings Plan were made: by Home & Security, $11,475 for Messrs. Klein and Wyatt and $3,984 for Mr. Elias; by MasterBrand Cabinets, $11,475 for Mr. Randich; and by Moen, $7,649 for Mr. Lingafelter.

2013 EXECUTIVE COMPENSATION (CONTINUED)

(b)	Profit Sharing Contributions to the Savings Plan. Profit sharing contributions for 2013 to the Savings Plan were made by Fortune Brands Home & Security in the amount of $17,420 for Messrs. Klein, Wyatt and Elias.

(c)	Profit Sharing Contributions to the FBHS Supplemental Plan. The following contributions were made to the FBHS Supplemental Plan for 2013: $206,675 for Mr. Klein, $116,570 for Mr. Wyatt and $12,280 for Mr. Elias. These contributions would have been made under the Savings Plan but for the limitations on compensation imposed by the Code. These amounts were credited to executives’ accounts in early 2014.

Premiums for Life Insurance and Executive Disability: The amounts set forth in column H include the dollar value of all life insurance premiums paid by the applicable employer in 2013. These amounts were: $2,746 for Mr. Klein; $14,451 for Mr. Wyatt; $749 for Mr. Randich; $697 for Mr. Lingafelter; and $1,739 for Mr. Elias. The column also includes the dollar value of executive long-term disability premiums paid by the applicable employer in 2013.

Other: In 2013, Messrs. Wyatt, Randich and Elias received $41,795, $264,604 and $106,161 in relocation expenses (principally, closing costs, real estate brokerage commissions, temporary living expenses, reimbursement for taxes and specifically for Mr. Randich, the value of a loss on the sale of his home). The reimbursement for taxes was made to make the NEO whole for personal expenses incurred because of the Company’s request that he relocate his personal residence and was in the amount of $13,588 for Mr. Wyatt, $118,034 for Mr. Randich and $47,741 for Mr. Elias. If the NEO voluntarily terminates his employment within one year of his date of hire or promotion, he is required to reimburse the entire amount to the Company and if he voluntarily terminates his employment within two years of such date, he is required to reimburse one-half of the amount. The relocation benefits were valued based on the amount paid to the NEO or to the service provided, as applicable.

In 2013, limited use of the Company’s aircraft was provided to Mr. Klein, who reimbursed the Company for his personal use in an amount equivalent to the cost of a first class ticket for each passenger on such flights. The calculation of incremental cost of personal aircraft usage is based on variable costs to the Company, including fuel costs, crew expenses, landing fees and other miscellaneous variable costs. The difference between the Company’s aggregate incremental cost of personal aircraft usage and the amount paid by Mr. Klein is reflected in this column. In 2013, the Company’s cost for personal use of Company aircraft not reimbursed by Mr. Klein was $71,950.

Certain executives received executive physicals. Mr. Randich received a reimbursement for taxes on his executive physical in the amount of $814. In 2013, Mr. Klein received a minimal amount of company product and Mr. Randich received a credit for the purchase of company product, provided through the employee purchase plan generally available to employees, in the amount of $15,000.

2013 GRANTS OF PLAN-BASED AWARDS
Name and Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Value of Stock and Option Awards ($)(1)
	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Christopher J. Klein
02/25/2013(2)	$0	$1,150,000	$2,300,000
02/25/2013(3)								135,600	$33.10	$1,216,667
02/25/2013(4)							36,100			$1,216,667
02/25/2013(5)				0	36,100	72,200				$1,216,666
E. Lee Wyatt, Jr.
02/25/2013(2)	$0	$583,100	$1,166,200
02/25/2013(3)								59,500	$33.10	$533,667
02/25/2013(4)							15,800			$533,667
02/25/2013(5)				0	15,800	31,600				$533,666
David M. Randich
02/25/2013(2)	$0	$276,000	$552,000
02/25/2013(3)								33,400	$33.10	$300,000
02/25/2013(4)							8,900			$300,000
02/25/2013(5)				0	8,900	17,800				$300,000
David B. Lingafelter
02/25/2013(2)	$0	$288,000	$576,000
02/25/2013(3)								30,800	$33.10	$276,000
02/25/2013(4)							8,200			$276,000
02/25/2013(5)				0	8,200	16,400				$276,000
Charles Elias, Jr.
02/25/2013(2)	$0	$233,750	$467,500
02/25/2013(3)								19,500	$33.10	$175,000
02/25/2013(4)							5,200			$175,000
02/25/2013(5)				0	5,200	10,400				$175,000

2013 EXECUTIVE COMPENSATION (CONTINUED)

(1)	The grant date fair value of stock option awards is based on the Black-Scholes value of $8.97. The grant date fair value of PSAs and RSUs is determined based upon the average of the high and low prices of the Company’s stock on the grant date ($33.71). Grant date fair values are computed in accordance with FASB ASC Topic 718. For assumptions used in determining these values, see footnote 11 to the consolidated financial statements contained in the Company’s Form 10-K for the year ended December 31, 2013.

(2)	Amounts in this row reflect the range of potential payments under the Fortune Brands Home & Security, Inc. Annual Executive Incentive Compensation Plan. The target payout for Messrs. Klein, Wyatt, Randich, Lingafelter, and Elias is based on target awards of 115%, 85%, 60%, 60%, and 55%, respectively, of base salary as of December 31, 2013. See pages 25 and 26 of the CD&A for further information regarding the Annual Executive Incentive Compensation Plan.

(3)	This row reflects the number of stock options and the grant date fair value of the stock options granted on February 25, 2013. These stock options vest ratably in three equal annual installments, subject to continued employment.

(4)	The amounts in this row reflect the number of RSUs that were awarded and will vest in three equal annual installments, subject to continued employment. For certain NEOs, these awards were also subject to a 2013 EPS goal of $.25, which was intended to qualify these awards as “performance-based compensation” under Section 162(m) of the Internal Revenue Code.

(5)	The amounts in this row reflect the range of potential payouts for PSAs that were awarded for the 2013-2015 performance period. The performance goals for the 2013-2015 PSAs vest based on EPS (weighted 75%) and the average ROIC (weighted 25%) for the three-year performance period.

OUTSTANDING EQUITY AWARDS AT 2013 FISCAL YEAR-END
	Option Awards(1)					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable (2)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock Held that Have Not Vested (#)(3)	Market Value of Shares or Units of Stock Held that Have Not Vested ($)(4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(6)
Christopher J. Klein						320,590	$14,650,963	185,200	$8,463,640
	0	135,600		$33.10	2/25/2023
	63,234	126,466		$19.46	2/21/2022
	261,900	523,800		$12.30	10/04/2021
	119,891	59,939		$13.757	2/22/2021
	140,518	0		$9.7622	2/22/2017
	82,616	0		$9.608	9/30/2016
E. Lee Wyatt, Jr.						87,798	$4,012,369	83,000	$3,793,100
	0	59,500		$33.10	2/25/2023
	28,734	57,466		$19.46	2/21/2022
	79,368	158,732		$12.30	10/4/2021
David M. Randich						57,432	$2,624,642	40,000	$1,828,000
	0	33,400		$33.10	2/25/2023
	12,468	24,932		$19.46	2/21/2022
	59,534	119,066		$12.30	10/4/2021
	29,824	29,820		$13.757	2/22/2021
David B. Lingafelter						63,998	$2,924,709	43,800	$2,001,660
	0	30,800		$33.10	2/25/2023
	15,334	30,666		$19.46	2/21/2022
	67,468	134,932		$12.30	10/4/2021
	83,504	41,750		$13.757	2/22/2021
	131,943	0		$9.7622	2/22/2017
	84,954	0		$9.608	9/30/2016
	27,524	0		$12.7443	9/29/2015
	1,167	0		$18.096	9/24/2014
	9,961	0		$15.40	9/28/2014
Charles Elias, Jr.						5,200	$237,640	10,400	$475,280
	0	19,500		$33.10	2/25/2023

(1)

Each outstanding stock option granted that is currently vested and exercisable is listed in this column. Stock options granted prior to February 2013 vested ratably on the first three anniversaries of the grant date. Beginning in February 2013, stock options vested ratably on the first, second and third anniversaries of February 28th.

2013 EXECUTIVE COMPENSATION (CONTINUED)

(2)	Each outstanding stock option that is not yet vested and exercisable is listed in this column. All of stock options listed in this column were granted on February 22, 2011, October 4, 2011, February 22, 2012 or February 25, 2013. All stock options granted on these dates vest in three equal annual installments, except for the stock options granted on October 4, 2011. Stock options granted on October 4, 2011 were part of the one-time equity grant awarded in connection with the Spin-off and vest in three equal annual installments beginning on the second anniversary of the date of grant. The chart below reflects the number of outstanding stock options that will vest during each of 2014, 2015 and 2016 (assuming each NEO’s continued employment):

	Number of Stock Options Vesting by Year
Name	2014	2015	2016
Christopher J. Klein	430,272	370,333	45,200
E. Lee Wyatt, Jr.	127,933	127,932	19,833
David M. Randich	112,953	83,132	11,133
David B. Lingafelter	134,817	93,065	10,266
Charles Elias, Jr.	6,500	6,500	6,500

(3)	Each outstanding RSU that is time-vested and that had not yet vested as of December 31, 2013 is listed in this column. All of the RSUs listed in the column were granted on February 22, 2011, October 4, 2011, February 22, 2012 or February 25, 2013. All RSUs granted on these dates vest in three equal annual installments, except for the RSUs granted on October 4, 2011. RSUs granted on October 4, 2011 were part of the one-time equity grant awarded in connection with the Spin-off and vest in three equal annual installments beginning on the second anniversary of the date of grant. The chart below reflects the number of outstanding RSUs that will vest during 2014, 2015 and 2016 (assuming each NEO’s continued employment):

	Number of RSUs Vesting
Name	2014	2015	2016
Christopher J. Klein	187,158	121,399	12,033
E. Lee Wyatt, Jr.	41,267	41,265	5,266
David M. Randich	27,234	27,232	2,966
David B. Lingafelter	30,633	30,632	2,733
Charles Elias, Jr.	1,734	1,734	1,734

(4)	This column reflects the value of the outstanding RSUs that have not yet vested (using the December 31, 2013 closing price of the Company’s common stock of $45.70).

(5)	In accordance with the SEC disclosure rules, the amounts reported in this column are based on achieving maximum performance goals for awards granted in 2012 and 2013. For the 2013-2015 performance period, the following performance share awards were outstanding: 72,200 shares for Mr. Klein, 31,600 shares for Mr. Wyatt, 17,800 shares for Mr. Randich, 16,400 for Mr. Lingafelter and 10,400 shares for Mr. Elias. For the 2012-2014 performance period, the following performance share awards were outstanding: 113,000 shares for Mr. Klein; 51,400 shares for Mr. Wyatt; 22,200 shares for Mr. Randich; and 27,400 shares for Mr. Lingafelter. The performance shares are paid based on the Company’s performance over the three-year performance period and are subject to the executive’s continued employment. The Compensation Discussion and Analysis on pages 17 to 30 and the footnotes to the table titled “Grants of Plan-Based Awards” on page 32 provides additional detail on the 2013-2015 PSAs.

(6)	This column reflects the value of the performance share awards (using the December 31, 2013 closing price of the Company’s common stock of $45.70).

2013 OPTION EXERCISES AND STOCK VESTED
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)(1)	Value Realized Upon Exercise ($)(2)	Number of Shares Acquired on Vesting (#)(3)	Value Realized on Vesting ($)(4)
Christopher J. Klein	199,487	5,274,010	166,627	6,363,146
E. Lee Wyatt, Jr.	0	0	142,468	5,641,438
David M. Randich	44,730	1,505,737	24,268	997,100
David B. Lingafelter	1,272	29,394	27,902	1,143,418
Charles Elias, Jr.	0	0	0	0

(1)	This column reflects the number of stock options exercised during 2013.

(2)	This column reflects the difference between the market value of the shares on the date of exercise and the exercise price of the stock options.

2013 EXECUTIVE COMPENSATION (CONTINUED)

(3)	For Mr. Klein, this column reflects the number of shares he acquired upon the vesting of RSUs granted to him in 2010, 2011 and 2012. For Messrs. Wyatt, Randich and Lingafelter, this column reflects the number of shares they each acquired upon the vesting of RSUs granted to them in 2011 and 2012.

(4)	This column reflects the value of the shares acquired upon the vesting of RSUs, which was calculated using the market value of the shares on the vesting dates.

RETIREMENT AND POST-RETIREMENT BENEFITS 2013 PENSION BENEFITS
Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($) (2)(3)(4)	Payments During Last Fiscal Year(5)
Christopher J. Klein	Moen Incorporated Pension Plan(1)	10.75	248,000	0
	Fortune Brands Home & Security, Inc. Supplemental Retirement Plan	10.75	1,330,000	0
E. Lee Wyatt, Jr.	None	N/A	N/A	0
David M. Randich	None	N/A	N/A	0
David B. Lingafelter	Moen Incorporated Pension Plan	24.00	515,000	0
	Moen Incorporated Supplemental Retirement Plan	24.00	1,136,000	0
Charles Elias, Jr.	None	N/A	N/A	0

(1)	Mr. Klein is currently accruing benefits under the Moen Plan, a tax-qualified defined benefit pension plan. Defined benefit pension benefits and liabilities for eligible Home & Security employees (previously held under the Fortune Brands, Inc. Pension Plan) are held under the Moen Plan.

(2)	The earliest age at which an unreduced pension is paid is generally 62 under the Moen Plan.

(3)	The benefit amounts listed reflect the present value of the annual benefit payable in the form of a single life annuity where payments continue for the life of the NEO but cease upon his death. All of the tax-qualified and supplemental non-qualified pension plans in which the NEOs participate provide a single-life annuity as the normal form of benefit to unmarried participants and provide a qualified joint and survivor annuity as the normal form of benefit for married participants. At the time of retirement, participants may elect, among other forms of payment, a reduced annuity in the joint and survivor form, which provides payments over the life of the participant and a named beneficiary.

(4)	The amounts listed are based on the NEO’s compensation and years of service as of December 31, 2013. The present value of accumulated plan benefits is calculated based on the following assumptions in accordance with FASB ASC 715; which reflects the updated mortality table to the 2014 Static Mortality Table for Annuitants per 1.430(h)(3)-1(e) and a discount rate of 5.15% for eligible participants in the Moen Plan, a discount rate of 5.15% for eligible participants in the Moen Incorporated Supplemental Retirement Plan, and a discount rate of 5.30% for eligible participants in the Fortune Brands Home & Security Supplemental Retirement Plan. The normal retirement benefit is unreduced at age 62 for Messrs. Klein and Lingafelter in each of these plans.

(5)	None of the tax-qualified defined benefit pension and non-qualified supplemental retirement plans in which the NEOs participate allow in-service distributions. No payments or withdrawals were made to the NEOs in 2013.

Tax-Qualified Pension Benefits. Messrs. Klein and Lingafelter are the only NEOs currently accruing benefits under a tax-qualified defined benefit pension plan that is broadly available to other employees. Messrs. Wyatt and Elias are not eligible for a defined benefit pension benefit because participation in the Moen Plan for new Home & Security employees was closed in 2008. Mr. Randich is not eligible to participate in the MasterBrand Cabinets, Inc. Pension Plan because participation under the MasterBrand Cabinets, Inc. Pension Plan for new and/or transferred employees in any executive or managerial position was closed in 2007.

Mr. Klein participates in the Moen Plan under a formula that is applicable to eligible employees of the Company at its corporate headquarters (the “Home & Security Program”). Mr. Klein receives pension benefit accruals under the Home & Security Program using the following formula: 1.75% of final average earnings multiplied by years of benefit service (up to 15 years) as of December 31, 2007, plus 1% of final average earnings multiplied by years of benefit service (in excess of 15 years) as of December 31, 2007, plus 1% of final average earnings multiplied by years of benefit service on and after January 1, 2008. Compensation taken into account is limited by the Code. Total service taken into account under the Home & Security Program is capped at 35 years. Payment of early retirement benefits for Mr. Klein under the Home & Security Program could commence as early as

2013 EXECUTIVE COMPENSATION (CONTINUED)

age 55 but would be calculated assuming a reduction of 6% per year if he were to commence the payment of benefits prior to the attainment of age 62. Mr. Klein’s benefit will be unreduced if he commences payment after attaining age 62. Mr. Klein will not accrue any additional benefits under the Home & Security Program after December 31, 2016.

Mr. Lingafelter participates in the Moen Plan as it applies to participants who are employed directly by Moen (the “Moen Program”). Normal retirement benefits under the Moen Program are determined under the following formula: (a) 1.05% of final average earnings up to the covered compensation limit multiplied by years of benefit service (up to 30 years); plus (b) 1.45% of final average earnings in excess of the plan’s compensation limit multiplied by years of benefit service (up to 30 years); plus (c) 1% of final average earnings multiplied by years of benefit service in excess of 30 years. Compensation taken into account is limited by the Code. Payment of early retirement benefits for Mr. Lingafelter under the Moen Program could commence as early as age 55 but would be calculated by reducing his normal retirement benefit by: (a) 0.33% multiplied by the number of months by which the benefits commencement date precedes his 60th birthday; and (b) 0.5% multiplied by the number of months by which his benefits commencement date occurring after attaining age 60 precedes his 62nd birthday. Mr. Lingafelter’s benefit will be unreduced if he commences payment after attainting age 62. Mr. Lingafelter will not accrue any additional benefits under the Moen Program after December 31, 2016.

Non-Qualified Pension Benefits. Messrs. Klein and Lingafelter are currently the only NEOs accruing benefits under a non-qualified supplemental retirement plan that is broadly available to employees within the same entities. Mr. Klein participates in the FBHS Supplemental Plan, which is an unfunded, non-qualified retirement plan. For Mr. Klein, the FBHS Supplemental Plan pays the difference between the benefits payable under the Home & Security Program formula under the Moen Plan and the amount that would have been paid if the Code did not limit the amount of compensation taken into account under, or benefits that may be paid from, the Moen Plan. In calculating FBHS Supplemental Plan benefits, no credit is given for service in excess of 35 years.

Mr. Lingafelter participates in the Moen Incorporated Supplemental Retirement Plan (the “Moen Supplemental Plan”). The Moen Supplemental Plan pays the difference between the benefits payable under the Moen Program formula under the Moen Plan and the amount that would have been paid if the Code did not limit the amount of compensation taken into account under, or benefits that may be paid from, the Moen Plan. The Moen Supplemental Plan provides unreduced benefits at age 62 if participants work until they reach age 55.

Under each of the supplemental plans described above, an NEO can elect any form of distribution for supplemental pension payments that is available under the Moen Plan, and payment of benefits commences at termination of employment following attainment of age 55, subject to any delay required under Section 409A of the Code. Additionally, under each of the supplemental plans described above, in the event the supplemental retirement benefit commences prior to age 62 or is payable in a form other than a single life annuity, the supplemental retirement benefit shall be adjusted using the same factors used under the Moen Plan.

2013 NONQUALIFIED DEFERRED COMPENSATION
Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)(1)	Aggregate Earnings in Last FY ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Christopher J. Klein	0	206,675	(13,434)	0	662,348
E. Lee Wyatt, Jr.	0	116,570	(1,425)	0	78,094
David M. Randich(3)	0	0	44,422	0	183,160
David B. Lingafelter	0	0	(580)	0	28,045
Charles Elias, Jr.	0	12,280	0	0	0

(1)	Amounts listed in this column were reported as compensation in the last fiscal year in the “All Other Compensation” column of the Summary Compensation Table.

(2)	No amounts listed in the Aggregate Earnings column were reported in the “All Other Compensation” column of the Summary Compensation Table.

(3)	Amounts listed in this column for Mr. Randich reflect the aggregate balance of benefits deferred while he was an employee of Therma-Tru Corp.

2013 EXECUTIVE COMPENSATION (CONTINUED)

Non-Qualified Profit Sharing Contributions. Messrs. Klein, Wyatt and Elias received non-qualified profit sharing contributions under the FBHS Supplemental Plan. The Company makes profit sharing contributions to the Savings Plan on behalf of all eligible employees of the Company at its corporate headquarters. Profit sharing contributions equal to the difference between the benefits payable under the Savings Plan and the amount that would have been payable if the Code did not limit the amount of compensation taken into account under the Savings Plan are allocated to the FBHS Supplemental Plan. In 2013, the eligible profit sharing contribution amount was equal to 6% of adjusted compensation. This profit sharing formula applies uniformly to all eligible employees and is not enhanced for executives. FBHS Supplemental Plan profit sharing accounts are credited with interest monthly, using the Citigroup US Broad Investment-Grade (USBIG) Bond Index. The FBHS Supplemental Plan pays any defined contribution amounts, whether executive deferrals or supplemental profit sharing, in a lump sum following termination of employment, subject to any delay required under Section 409A of the Code.

None of the other NEOs currently make deferrals or receive profit sharing contributions under any non-qualified defined contribution or profit sharing plans. Mr. Lingafelter maintains an account holding prior contributions under Moen’s non-qualified defined contribution plan, and this account is credited with interest monthly, using the Citigroup US Broad Investment-Grade (USBIG) Bond Index. The Moen Supplemental Plan pays any defined contribution amounts, whether executive deferrals or supplemental profit sharing, in a lump sum following termination of employment, subject to any delay required under Section 409A of the Code.

Mr. Randich accrued supplemental qualified non-elective and supplemental profit sharing benefits under the Therma-Tru Corp. Supplemental Executive Retirement Plan (the “Therma-Tru SERP”) prior to his promotion in 2012. Beginning in 2013, Mr. Randich was no longer eligible to participate in the Therma-Tru SERP, however, he maintains an account holding his prior contributions and these accounts are credited with interest on a monthly basis. This account is invested in the Schwab 1000 Index Fund (SNXFX), which is a daily valued mutual fund. Any interest, dividends, gains or losses received from Schwab are allocated across the participants’ accounts in that fund. Participants may elect for elective deferrals, supplemental profit sharing and supplemental qualified non-elective deferral contributions earned under the Therma-Tru SERP to be paid in a lump sum or in substantially equal annual installments over a period of time not to exceed five years.

2013 EXECUTIVE COMPENSATION (CONTINUED)

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL(1)
Compensation Program	Voluntary		Involuntary		Death(2)	Disability	Retirement	Change in Control(3)	Involuntary Termination (without cause) or Termination for Good Reason After Change in Control(4)
	For Good Reason	Without Good Reason	For Cause	Without Cause
Cash Severance
Klein	4,794,090	0	0	4,794,090	0	0	0	0	7,191,135
Wyatt	2,139,060	0	0	2,139,060	0	0	0	0	2,852,080
Randich	1,121,213	0	0	1,121,213	0	0	0	0	1,494,950
Lingafelter	1,163,474	0	0	1,163,474	0	0	0	0	1,551,298
Elias	1,055,864	0	0	1,055,864	0	0	0	0	1,407,818
Health and Related Benefits
Klein	37,047	0	0	37,047	2,000,000	0	0	0	52,825
Wyatt	42,276	0	0	42,276	2,058,000	0	0	0	56,368
Randich	18,935	0	0	18,935	920,000	0	0	0	25,247
Lingafelter	22,957	0	0	22,957	480,000	0	0	0	30,609
Elias	27,800	0		27,800	1,275,000	0	0	0	37,066
Options
Klein	0	0	0	0	34,383,311	34,383,311	0	11,861,363	34,383,311
Wyatt	0	0	0	0	7,559,257	7,559,257	0	0	7,559,257
Randich	0	0	0	0	6,004,528	6,004,528		952,668	6,004,528
Lingafelter	0	0	0	0	17,415,859	17,415,859	0	11,716,374	17,415,859
Elias	0	0	0	0	245,700	245,700	0	0	245,700
RSUs
Klein(5)	0	0	0	0	14,747,140	13,086,540	0	0	14,747,140
Wyatt	0	0	0	0	4,494,108	3,306,768	0	0	4,494,108
Randich	0	0	0	0	2,641,872	2,230,252	0	0	2,641,872
Lingafelter	0	0	0	0	2,943,908	2,563,968	0	0	2,943,908
Elias	0	0		0	239,200	0	0	0	239,200
Performance Share Awards
Klein	0	0	0	0	2,286,200	2,286,200	0	0	2,286,200
Wyatt	0	0	0	0	1,030,400	1,030,400	0	0	1,030,400
Randich	0	0	0	0	476,867	476,867		0	476,867
Lingafelter	0	0	0	0	545,867	545,867	0	0	545,867
Elias	0	0	0	0	79,733	79,733	0	0	79,733
Total Potential Payments Upon Termination or Change in Control
Klein	4,831,137	0	0	4,831,137	53,416,651	49,756,051	0	11,861,363	58,660,610
Wyatt	2,181,336	0	0	2,181,336	15,141,765	11,896,425	0	0	15,992,212
Randich	1,140,148	0	0	1,140,148	10,043,267	8,711,647	0	952,668	10,643,464
Lingafelter	1,186,430	0	0	1,186,430	21,385,634	20,525,694	0	11,716,374	22,487,541
Elias	1,083,663	0	0	1,083,663	1,839,633	325,433	0	0	2,009,518

(1)	This table assumes the specified termination events occurred on December 31, 2013. The value of the equity that will vest or be settled in connection with a termination event or a change in control was determined by using the closing price of Company’s stock on December 31, 2013 ($45.70 per share). Excluded from this table are the 2011-2013 Cash LTIP awards as those amounts were considered earned as of December 31, 2013 and are reported in the Non-Equity Incentive Plan column of the Summary Compensation Table.

(2)	The Health and Related Benefits listed under the “Death” column reflect the incremental value of life insurance benefits above the benefit level applicable to all employees generally.

2013 EXECUTIVE COMPENSATION (CONTINUED)

(3)	The amounts reported in this column relate to the terms and conditions of awards granted prior to the Spin-off. For those awards, a termination of employment is not required to receive change in control treatment for stock options. In the event of a change in control, the values listed reflect the value of unvested options that would vest.

(4)	The amounts reported in this column for options include the value of stock options that vest in the event of a change in control, as well as the value of stock options that vest in the event of a qualifying termination following a change in control.

(5)	Certain RSUs awarded to Mr. Klein prior to the Spin-off, would vest if: (a) the Company is not the surviving entity of the transaction constituting a change in control and the awards are not equitably adjusted to preserve their value; or (b) the Company’s successor fails to assume the Company’s obligations under the outstanding awards or replace the RSUs with awards of similar value and on terms equal to or better than the terms of the original awards.

Employment Contracts, Termination of Employment and Change In Control Arrangements. To protect the Company’s interests in retaining its top talent, the Company has Agreements for the Payment of Benefits Following Termination of Employment (the “Agreements”) with each NEO. Under the terms of the Agreements, each NEO is entitled to severance benefits upon a qualifying termination of employment. The severance benefits under the Agreements consist of:

•

a multiple (2 years for Mr. Klein and 1.5 years for all other NEOs) of the NEO’s (1) base salary, (2) target annual cash incentive, plus (3) any profit sharing allocation and matching contributions under the applicable tax-qualified and non-qualified defined contributions plans for the year prior to the year in which the termination takes place;

•	an additional number of months (equal to the severance multiple described below) of coverage under life, health and accident plans; and

•

an amount equal to the award the NEO would have received under the Fortune Brands Home & Security, Inc. Annual Executive Incentive Compensation Plan based upon actual Company performance for the calendar year in which the termination date occurs, prorated for the NEO’s service during the year.

All of the Agreements contain change in control provisions which provide for enhanced benefits in the event of a qualifying termination. The Agreements contain “double triggers,” which means that there must be both a change in control of the Company and a qualifying termination of employment before any enhanced change in control benefits are paid. In the event Mr. Klein is terminated within 2 years following a change in control, Mr. Klein’s multiple is increased from 2 years to 3 years. In the event of termination within 2 years following a change in control of any of the other NEOs, the multiple is increased from 1.5 years to 2 years.

These Agreements require the NEO to sign a release of legal claims against the Company to receive any severance payments. The Agreements provide that severance benefits may be reduced to the extent necessary to avoid the imposition of an excise tax under Internal Revenue Code Section 280G (but only if the reduced amount would be greater than the net after-tax amount of severance benefits, taking into account payment of the excise tax by the NEO). The Agreements also contain various restrictive covenants, including, a one-year non-solicitation provision and a provision prohibiting the NEO and the Company from making disparaging statements about the other either during or after the NEO’s employment, and a one-year non-competition restriction, provided however that the non-competition restriction does not apply for a termination that occurs within 2 years following a change in control.

Equity Awards. The Fortune Brands Home & Security Long-Term Incentive Plans (the “LTIPs”) provide for the payment or vesting of equity awards upon termination of employment of any participant, including the NEOs. If terminated on December 31, 2013, each of the NEOs would have received benefits and payments under his Severance and Change in Control Agreement and the LTIPs in the amounts described in the table above.

2013 EXECUTIVE COMPENSATION (CONTINUED)

Treatment of Equity Awards Following a Termination.

Treatment of Stock Options Following a Termination of Employment
Type of Termination	Treatment
Termination (without Cause)	Unvested stock options will be forfeited on termination date.
Termination for Cause	Vested and unvested stock options will be forfeited on termination date.
Death	Stock options immediately vest.
Disability	Stock options continue to vest according to the vesting schedule. The holder must be employed for one (1) year following the option grant date to receive this treatment.*
Retirement	Unvested stock options will vest. The holder must be employed for one year following the option grant date to receive this treatment.*
*	For stock options granted on October 4, 2011, the executives had to be employed for six (6) months following the date of grant for stock options to continue to vest according to the vesting schedule in the event of a termination for disability. In addition, the executive will forfeit any unvested stock options granted on October 4, 2011 upon retirement.

Treatment of RSUs Following a Termination of Employment
Type of Termination	Treatment
Termination (without Cause)	Outstanding RSUs will be forfeited.
Termination for Cause	Outstanding RSUs will be forfeited.
Death	RSUs become fully vested on the date of death.
Disability	RSUs will continue to vest according to the vesting schedule as long as the executive was employed for one (1) year following the grant date.*
Retirement	For RSUs awarded prior to October 4, 2011, full vesting of RSUs occurs at the end of the applicable vesting period. For RSUs awarded after October 4, 2011, outstanding RSUs fully vest on the date of retirement*
*	For RSUs granted on October 4, 2011, the executives had to be employed for six (6) months following the date of grant for RSUs to continue to vest according to the vesting schedule in the event of a termination for disability. In addition, the executive will forfeit any unvested RSUs granted on October 4, 2011 upon retirement.

Treatment of PSAs Granted After the Spin-off Following a Termination of Employment
Type of Termination	Treatment
Termination (without Cause)	Outstanding PSAs are forfeited.
Termination for Cause	Outstanding PSAs are forfeited.
Death, Disability or Retirement	Executive receives a prorated payout at the end of the performance period, based upon actual Company performance and the percentage of the performance period during which the Executive was actively employed.

Treatment of Equity Granted Prior to October 4, 2011 in the Event of a Change in Control
Award	Treatment
Stock Options	All stock options become fully vested.
RSUs	Following a change in control, a prorated amount of RSUs vest and are paid out upon termination of employment.

2013 EXECUTIVE COMPENSATION (CONTINUED)

Treatment of Equity Granted On or After October 4, 2011 In the Event of a Change In Control
Award	Treatment
Stock Options	Following a change in control, stock options become fully vested upon termination of employment by the Company without Cause or by the NEO for Good Reason.
RSUs	Following a change in control, RSUs become fully vested upon termination of employment by the Company without Cause or by the NEO for Good Reason.
PSAs	Following a change in control, if the executive is terminated by the Company without Cause or by the NEO for Good Reason, the executive receives a prorated award based upon the elapsed portion of the performance period and assuming that target performance was achieved.

For equity granted on or after October 4, 2011, the Board has the ability to exercise its discretion to accelerate outstanding awards in the event of a change in control.

Retirement Benefits. Upon termination of employment, participants in the Savings Plan and the non-qualified supplemental retirement plans may receive a distribution of their account balances. The Nonqualified Deferred Compensation table on page 36 of this Proxy Statement lists each NEO’s balance under the applicable non-qualified supplemental retirement plans as of the last fiscal year end. The tax-qualified defined benefit pension plans and non-qualified supplemental retirement plans maintained by Fortune Brands Home & Security and Moen provide pension benefits upon retirement (as defined in the plans). The Pension Benefits table on page 35 of this Proxy Statement and the narrative and footnotes that follow it provide additional detail on the amount and terms of these pension benefits.

Equity Compensation Plan Information

Equity Compensation Plan Information
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)(1)	Weighted average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)(2)
Equity compensation plans approved by security holders	11,945,856	$14.39	8,697,201
Equity compensation plans not approved by security holders	0	n/a	0
Total	11,945,856	$14.39	8,697,201

(1)	As of December 31, 2013, the number of securities to be issued upon the exercise of outstanding stock options was 9,649,560, upon the payment of performance shares was 999,000 and upon the vesting of restricted stock awards was 1,297,296.

(2)	Share available for issuance under the Company’s 2013 Long-Term Incentive Plan, which allows for grants of stock options, performance stock awards, restricted stock awards and other stock-based awards.

AUDIT COMMITTEE MATTERS

Report of the Audit Committee

The Audit Committee is composed of five directors that are “independent” as defined under the New York Stock Exchange Listed Company Manual and Rule 10A-3 of the Exchange Act. The Audit Committee has a written charter that has been approved by the Board. A copy of the Audit Committee Charter is available on the Company’s website at http://ir.fbhs.com/governance.cfm. The Audit Committee has appointed PricewaterhouseCoopers LLP (“PwC”) as the Company’s independent registered public accounting firm for 2014.

Management has the responsibility for the Company’s financial statements and overall financial reporting process, including the Company’s systems of internal controls. The independent registered public accounting firm has the responsibility to conduct an independent audit in accordance with generally accepted auditing standards and to issue an opinion on the accuracy of the Company’s financial statements and the effectiveness of the Company’s internal controls. The Audit Committee’s responsibility is to monitor and oversee these processes.

In this context, the Audit Committee has reviewed and discussed the audited financial statements and the Company’s quarterly and annual reports to the SEC with management and the independent registered public accounting firm. Management has confirmed to the Audit Committee that the Company’s financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee has met with the independent registered public accounting firm and discussed matters required to be discussed by the Statement on Auditing Standards No. 61, Communication with Audit Committees, as adopted by the Public Accounting Oversight Board in Rule 3200T. The independent registered public accounting firm has provided an unqualified opinion regarding the Company’s financial statements for the year ended December 31, 2013.

The Company’s independent registered public accounting firm has also provided the Audit Committee with the written disclosures and letter required by the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and the Audit Committee has discussed with the independent registered public accounting firm that firm’s independence. The Audit Committee has also reviewed non-audit services provided by the independent registered public accounting firm and has considered the compatibility of these services with maintaining the auditor’s independence.

Based upon the review and discussions with management and the independent registered public accounting firm, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 for filing with the SEC.

Audit Committee

Ronald V. Waters, III, Chair

A.D. David Mackay

John G. Morikis

David M. Thomas

Norman H. Wesley

AUDIT COMMITTEE MATTERS (CONTINUED)

Fees of Independent Registered Public Accounting Firm

The independent registered public accounting firm of the Company during the year ended December 31, 2013 was PricewaterhouseCoopers LLP. All PwC services were approved in advance by the Audit Committee. The aggregate fees billed by PwC during 2012 and 2013 are set forth in the table below:

Type of Fee	Fiscal Year Ended December 31, 2013	Fiscal Year Ended December 31, 2012
Audit Fees(1)	$2,506,000	$2,170,000
Audit-Related Fees	$0	$0
Tax Fees(2)	$206,000	$144,000
All Other Fees(3)	$2,000	$2,000

(1)	For both 2012 and 2013, “Audit Fees” represented the aggregate fees billed by PwC in connection with the audit of the Company’s annual financial statements and the review of the Company’s financial information included in its SEC Form 10-K and Form 10-Q filings.

(2)	For both 2012 and 2013, “Tax Fees” represented services which included tax compliance, tax planning, customs and transfer pricing services.

(3)	For both 2012 and 2013, “All Other Fees” included advisory services related to licensing an accounting research tool.

Approval of Audit and Non-Audit Services

The Audit Committee has adopted policies and procedures for the pre-approval of all audit and permissible non-audit services provided by our independent registered public accounting firm. The Audit Committee annually reviews the audit and non-audit services to be performed by the independent registered public accounting firm during the upcoming year. The Audit Committee considers, among other things, whether the provision of specific non-audit services is permissible under existing law and whether it is consistent with maintaining the auditor’s independence. The Audit Committee then approves the audit services and any permissible non-audit services it deems appropriate for the upcoming year. The Audit Committee’s pre-approval of non-audit services is specific as to the services to be provided and includes pre-set spending limits. The provision of any additional non-audit services during the year, or the provision of services in excess of pre-set spending limits, must be pre-approved by either the Audit Committee or by the Chairman of the Audit Committee, who has been delegated authority to pre-approve such services on behalf of the Audit Committee. Any pre-approvals granted by the Chairman of the Audit Committee must be reported to the full Audit Committee at its next regularly scheduled meeting. All of the fees described above under audit fees, tax fees and all other fees for 2013 were pre-approved by the Audit Committee pursuant to its pre-approval policies and procedures.

ITEM 2 – RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2014. The Audit Committee and the Board recommend that you ratify this appointment. In line with this recommendation, the Board intends to introduce the following resolution at the Annual Meeting:

“RESOLVED, that the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for this Company for the year ending December 31, 2014 is ratified.”

A representative of PwC will attend the Annual Meeting to make a statement if he or she desires and respond to appropriate questions that may be asked by stockholders. In the event the stockholders fail to ratify the appointment of PwC, the Audit Committee may appoint another independent registered public accounting firm or may decide to maintain its appointment of PwC.

The Board of Directors recommends that you vote FOR Item 2.

ITEM 3 – ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

As required pursuant to Section 14A of the Exchange Act, the Company is providing stockholders with a vote to approve the compensation of the named executive officers as disclosed in this Proxy Statement, on an advisory, non-binding basis, which is commonly referred to as a “Say-on-Pay” vote. The Board has decided the advisory vote on executive compensation will be held on an annual basis at least until the next non-binding stockholder vote on the frequency with which the advisory vote should be held.

The Board of Directors believes that executive compensation should be closely tied to Company performance. Our executive compensation programs are designed to reward executives for the achievement of both short-term and long-term strategic and operational goals, as well as the creation of stockholder value. To accomplish this, the Compensation Committee has designed an executive compensation program that:

•	Creates and reinforces a pay-for-performance culture;
•	Aligns management’s interests with those of the Company’s stockholders;
•	Attracts, retains and motivates superior talent through competitive compensation; and
•	Provides incentive compensation that promotes performance without encouraging excessive risk.

The Company asks that you indicate your approval of the compensation paid to our named executive officers in 2013, as described in this Proxy Statement under the heading “Executive Compensation,” which includes the Compensation Discussion and Analysis, compensation tables and narratives included throughout this Proxy Statement.

Because your vote is advisory, it will not be binding on the Board. However, the Board and the Compensation Committee will review the results of the vote and consider the results when making future decisions regarding executive compensation.

For the reasons discussed above and in this Proxy Statement under the heading “Executive Compensation,” the Board intends to introduce the following resolution at the Annual Meeting:

“RESOLVED, that the compensation of the named executive officers of the Company, as disclosed in this Proxy Statement under the heading “Executive Compensation,” including the Compensation Discussion and Analysis, the Summary Compensation Table, the other compensation tables and their accompanying narrative discussion, is approved.”

The Board of Directors recommends a vote FOR the approval of the resolution relating to the compensation of our named executive officers (Item 3).

CERTAIN INFORMATION REGARDING SECURITY HOLDINGS

We have listed below, as of February 28, 2014 (except as otherwise indicated), the beneficial ownership of common stock of Fortune Brands Home & Security, Inc. by (a) each director (including the nominees), (b) the named executive officers, (c) directors and executive officers of the Company as a group, and (d) each person known by us to be the beneficial owner of more than five percent of our outstanding common stock. The table is based on information we received from the directors and executive officers, the Trustee of our defined contribution plan and filings made with the SEC. Unless otherwise indicated, the business address of each of the Company’s directors and executive officers is the same as the Company’s address:

Name	Amount and Nature of Beneficial Ownership(1)	Percentage of Class

JPMorgan Chase & Co.(2)	11,688,446	7.0
BlackRock, Inc.(3)	11,083,090	6.7
The Vanguard Group(4)	10,071,322	6.05
Wells Fargo & Company(5)	8,356,560	5.03
Charles Elias, Jr	7,673	*
Richard A. Goldstein	22,197	*
Ann Fritz Hackett(6)	19,884	*
Christopher J. Klein	1,080,345	*
David B. Lingafelter(7)	508,979	*
A. D. David Mackay(8)	59,697	*
John G. Morikis(9)	17,172	*
David M. Randich	208,968	*
David M. Thomas(10)	29,827	*
Ronald V. Waters, III	19,023	*
Norman H. Wesley(11)	83,793	*
E. Lee Wyatt, Jr	303,845	*
Directors and executive officers as a group (17 persons)(12)	3,019,109	1.82

* Less than 1%

(1)	Includes the following number of shares with respect to which the following directors and executive officers have the right to acquire beneficial ownership within 60 days after February 28, 2014:

Name	Number of Shares
Charles Elias, Jr.	6,500
Richard A. Goldstein	0
Ann Fritz Hackett	0
Christopher J. Klein	753,915
David B. Lingafelter	489,206
A. D. David Mackay	0
John G. Morikis	0
David M. Randich	155,246
David M. Thomas	2,490
Ronald V. Waters, III	0
Norman H. Wesley	0
E. Lee Wyatt, Jr.	156,669

(2)

In a report filed by JPMorgan Chase & Co. and its wholly owned subsidiaries (collectively, “JPMorgan”), on Schedule 13G/A filed on January 16, 2014, JPMorgan disclosed that it has sole voting power over 11,508,559 shares, shared voting power over 72,586 shares, sole dispositive power over 11,601,262 shares, and shared dispositive power over 87,184 shares. The principal business address of JPMorgan is 270 Park Avenue, 30th Floor, New York, New York 10017.

(3)

In a report filed by BlackRock, Inc. (“BlackRock”) on Schedule 13G/A filed on January 29, 2014, BlackRock disclosed that it has sole voting power over 10,284,432 shares, shared voting power over no shares, sole dispositive power over 11,083,090 shares, and shared dispositive power over no shares. The principal business address of BlackRock, Inc., 40 East 52nd Street, New York, New York, 10022.

(4)	In a report filed by The Vanguard Group (“Vanguard”) on Schedule 13G filed on February 11, 2014, Vanguard disclosed that it has sole voting power over 105,151 shares, shared voting power over no shares, sole dispositive power over 9,977,771 shares, and shared dispositive power over 10,071,322 shares. The principal business address of Vanguard is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

CERTAIN INFORMATION REGARDING SECURITY HOLDINGS (CONTINUED)

(5)	In a report filed by Wells Fargo & Company and its wholly owned subsidiaries, (collectively, “Wells Fargo”), on Schedule 13G filed on January 27, 2014, Wells Fargo disclosed that it has sole voting power over 14,562 shares, shared voting power over 7,683,563 shares, sole dispositive power over 14,562 shares, and shared dispositive power over 8,311,671 shares. The principal business address of Wells Fargo is 420 Montgomery Street, San Francisco, California 94104.

(6)	Includes 17,097 shares which Ms. Hackett has deferred until the January following the year in which she ceases to be a member of the Board.

(7)	Includes 609 shares held in the Fortune Brands Home & Security stock fund in the Company’s Retirement Savings Plan.

(8)	Includes 8,000 shares held by a trust for which Mr. Mackay has sole investment power; however, he disclaims beneficial ownership of such shares, as well as 5,000 shares held by Mr. Mackay’s spouse.

(9)	Includes 5,742 shares which Mr. Morikis has deferred until the January following the year in which he ceases to be a member of the Board.

(10)	Includes 2,350 shares held by a charitable organization for which Mr. Thomas has sole investment and voting power; however, he disclaims beneficial ownership of such shares.

(11)	Includes 16,070 shares held in an individual retirement account. Also includes 67,723 shares held by a trust for which Mr. Wesley has sole investment power; however, he disclaims beneficial ownership of such shares.

(12)	The table includes 2,070,872 shares of which our directors and executive officers as a group had the right to acquire beneficial ownership within 60 days after February 28, 2014. Inclusion of such shares does not constitute an admission by any director or executive officer that such person is the beneficial owner of such shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and certain officers, as well as persons who have beneficial ownership of more than 10 percent of our common stock, to file initial reports of beneficial ownership on Form 3, and reports of subsequent changes in beneficial ownership on Forms 4 or 5, with the SEC. Based solely on our review of these forms, and certifications from our officers and directors that no other reports were required for such persons, we believe that all directors and officers subject to Section 16 complied with the filing requirements applicable to them for the fiscal year ended December 31, 2013.

SUBMISSION OF STOCKHOLDER PROPOSALS AND NOMINATIONS

Our Bylaws provide that in order for a stockholder to (i) nominate a candidate for election to our Board of Directors at the 2015 Annual Meeting, or (ii) propose business for consideration at the 2015 Annual Meeting, written notice containing the information required by the Bylaws must be delivered to the Secretary of the Company no less than 90 days nor more than 120 days before the anniversary of the prior year’s Annual Meeting, that is, after December 29, 2014 but no later than January 28, 2015 for the 2015 Annual Meeting.

Under SEC rules, if a stockholder wishes to submit a proposal for possible inclusion in the Company’s 2015 proxy statement pursuant to Rule 14a-8 of the Exchange Act, we must receive it on or before November 10, 2014.

Copies of the Restated Certificate of Incorporation and Bylaws are available upon written request to the Secretary, Fortune Brands Home & Security, Inc., 520 Lake Cook Road, Deerfield, Illinois 60015. The person presiding at the meeting is authorized to determine if a proposed matter is properly brought before the meeting or if a nomination is properly made.

MISCELLANEOUS MATTERS

The distribution of this Proxy Statement with respect to the Company’s 2014 Annual Meeting of Stockholders is accompanied by the financial statements and other financial information as required by Securities and Exchange Commission rules. A copy of the Company’s Annual Report on Form 10-K as filed with the SEC for its last fiscal year, including any financial statements and financial statement schedules to the Form 10-K, will be made available to stockholders without charge, upon written request to the Secretary, Fortune Brands Home & Security, Inc., 520 Lake Cook Road, Deerfield, Illinois 60015. The Company will furnish any exhibits to Form 10-K to each stockholder requesting them upon payment of a fee of $.10 per page to cover its cost.

Our Board is soliciting this proxy. The Company will bear the expense of soliciting proxies for this meeting, including mailing costs. In addition to mailing copies of the Notice of Internet Availability (the “Notice”) to stockholders, we will request that persons who hold stock in their names or custody, or in the names of nominees, for the benefit of others, forward copies of the Notice to the beneficial owners of our stock and request the authority to execute the proxies. To assure that there is sufficient representation at the meeting, our proxy solicitor, our officers or our employees may solicit proxies by telephone, facsimile or in person. In addition, we have retained Innisfree M&A Incorporated to aid in soliciting proxies for a fee, estimated at $15,000, plus reasonable out-of-pocket expenses. Our total expenses will depend upon the volume of shares represented by the proxies received in response to the Notice and Proxy Statement.

Stockholders who do not intend to be present at the meeting are urged to send in their proxies without delay or vote their proxies by telephone or through the Internet. Prompt response is helpful, and your cooperation will be appreciated.

Multiple Stockholders Having the Same Address

If you and other residents at your mailing address own shares of common stock in street name, your broker or bank may have sent you a notice that your household will receive only one Notice or set of proxy materials for each company in which you hold stock through that broker or bank. This practice, known as “householding,” is designed to reduce our printing and postage costs. If you did not respond, the broker or bank will assume that you have consented, and will send only one copy of the Notice to your address. You may revoke your consent to householding at any time by sending your name, the name of your brokerage firm, and your account number to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. The revocation of your consent to householding will be effective 30 days following its receipt. In any event, if you did not receive an individual copy of the Notice, or if you wish to receive individual copies of the Notice or our proxy materials for future meetings, we will send a copy to you if you call Shareholder Services at (847) 484-4538, or write to Fortune Brands Home & Security, Inc., 520 Lake Cook Road, Deerfield, Illinois 60015.

If you and other residents at your mailing address are registered stockholders and you receive more than one copy of the Notice, but you wish to receive only one copy, you must request, in writing, that the Company eliminate these duplicate mailings. To request the elimination of duplicate copies, please write to Wells Fargo Shareowner Services, 1110 Centre Pointe Curve, Suite 101, MAC N9173-010, Mendota Heights, Minnesota 55120.

Other Matters

The Company knows of no other matters to be submitted to the stockholders at the meeting. If any other matters properly come before the meeting, people named in the enclosed proxy will vote the shares they represent in accordance with the recommendation of the Board.

March 4, 2014

APPENDIX A

RECONCILIATION OF OPERATING INCOME BEFORE CHARGES/GAINS TO GAAP OPERATING INCOME (unaudited)

($ in millions)

	2013	2012	% Change

Operating income before charges/gains (1)	$388.5	$227.7	70.6%
Restructuring and other charges (2)	(5.1)	(10.0)	49.0%
Contingent acquisition consideration adjustment (3)	-	2.0	(100.0)%
Asset impairment charges	(21.2)	(15.8)	(34.2)%
Defined benefit plan actuarial losses (4)	(5.1)	(42.2)	87.9%

GAAP operating income	$357.1	$161.7	120.8%

(1) Operating income before charges/gains is operating income derived in accordance with U.S. generally accepted accounting principles (“GAAP”) excluding restructuring and other charges, income from a contingent acquisition consideration adjustment, asset impairment charges and the impact of income and expense from actuarial gains or losses associated with our defined benefit plans. Operating income before charges/gains is a measure not derived in accordance with GAAP. Management uses this measure to evaluate the returns generated by the Company and its business segments. Management believes this measure provides investors with helpful supplemental information regarding the underlying performance of the Company from year to year. This measure may be inconsistent with similar measures presented by other companies.

(2) Restructuring charges are costs incurred to implement significant cost reduction initiatives and include workforce reduction costs; “other charges” represent charges or gains directly related to restructuring initiatives that cannot be reported as restructuring under GAAP. Such charges or gains may include losses on disposal of inventories, trade receivables allowances from exiting product lines and accelerated depreciation resulting from the closure of facilities and gains or losses associated with the sale of closed facilities.

(3) Represents gain attributable to reduction of estimated liability for contingent consideration associated with a business acquisition.

(4) Represents actuarial gains or losses associated with our defined benefit plans. Actuarial gains or losses in a period represent the difference between actual and actuarially assumed experience, principally related to liability discount rates and plan asset returns, as well as other actuarial assumptions including compensation rates, turnover rates, and health care cost trend rates. The Company recognizes actuarial gains or losses immediately in operating income to the extent they cumulatively exceed a “corridor.” The corridor is equal to the greater of 10% of the fair value of plan assets or 10% of a plan’s projected benefit obligation. Actuarial gains or losses are determined at required remeasurement dates which occur at least annually in the fourth quarter. Remeasurements due to plan amendments and settlements may also occur in interim periods during the year. Our operating income before charges/gains reflects our expected rate of return on pension plan assets which in a given period may materially differ from our actual return on plan assets. Our liability discount rates and plan asset returns are based upon difficult to predict fluctuations in global bond and equity markets that are not directly related to the Company’s business. We believe that the exclusion of actuarial gains or losses from operating income before charges/gains provides investors with useful supplemental information regarding the underlying performance of the business from period to period that may be considered in conjunction with our operating income as measured on a GAAP basis. We present this supplemental information because such actuarial gains or losses may create volatility in our operating income that does not necessarily have an immediate corresponding impact on operating cash flow or the

APPENDIX A (CONTINUED)

actual compensation and benefits provided to our employees. The table below sets forth additional supplemental information on the Company’s historical actual and expected rate of return on plan assets, as well as discount rates used to value its defined benefit obligations:

	Year Ended		Year Ended
($ In millions)	December 31, 2013		December 31, 2012
	%	$	%	$
Actual return on plan assets	15.2%	$74.6	14.5%	$63.7
Expected return on plan assets	7.8%	41.8	7.8%	36.8
Discount rate at December 31:
Pension benefits	5.0%		4.2%
Postretirement benefits	4.3%		3.7%

DILUTED EPS BEFORE CHARGES/GAINS RECONCILIATION (unaudited)

	2013	2012	% Change
Earnings Per Common Share - Diluted
EPS Before Charges/Gains	$1.50	$0.89	68.5%

Restructuring and other charges	(0.02)	(0.04)	50.0%
Contingent acquisition consideration adjustment	-	-	-
Asset impairment charges	(0.12)	(0.06)	(100.0)%
Defined benefit plan actuarial losses	(0.02)	(0.16)	87.5%
Income tax gains	-	0.08	(100.0)%

Diluted EPS (GAAP)	$1.34	$0.71	88.7%

Diluted EPS before charges/gains is net income calculated on a diluted per-share basis excluding restructuring and other charges, income from a contingent acquisition consideration adjustment, asset impairment charges, income tax gains pertaining to the favorable resolution of tax audits and the impact of income and expense from actuarial gains or losses associated with our defined benefit plans. Diluted EPS before charges/gains is a measure not derived in accordance with GAAP. Management uses this measure to evaluate the overall performance of the Company and believes this measure provides investors with helpful supplemental information regarding the underlying performance of the Company from year to year. This measure may be inconsistent with similar measures presented by other companies.

For the twelve months ended December 31, 2013, diluted EPS before charges/gains is net income calculated on a diluted per-share basis excluding $5.1 million ($3.6 million after tax or $0.02 per diluted share) of restructuring and other charges, asset impairment charges of $27.4 million ($20.0 million after tax or $0.12 per diluted share) and the impact of expense from actuarial losses associated with our defined benefit plan of $5.1 million ($3.3 million after tax or $0.02 per diluted share).

For the twelve months ended December 31, 2012, diluted EPS before charges/gains is net income calculated on a diluted per-share basis excluding $10.0 million ($6.6 million after tax or $0.04 per diluted share) of restructuring and other charges, income from a contingent acquisition consideration adjustment of $2.0 million ($1.2 million after tax), asset impairment charges of $15.8 million ($9.7 million after tax or $0.06 per diluted share) pertaining to the impairment of certain indefinite lived trade names, income tax gains pertaining to the favorable resolution of tax audits of $12.7 million ($0.08 per diluted share) and the impact of expense from actuarial losses associated with our defined benefit plans of $42.2 million ($26.2 million after tax or $0.16 per diluted share).

APPENDIX A (CONTINUED)

RECONCILIATION OF RETURN ON INVESTED CAPITAL BEFORE CHARGES/GAINS TO RETURN ON INVESTED CAPITAL (unaudited)

($ in millions)

	2013					2012

	Net Income		Average Invested Capital		ROIC	Net Income		Average Invested Capital		ROIC

GAAP	$230	/	$2,576	=	8.9%	$119	/	$2,400	=	4.9%

Restructuring and other charges and other select items	34		34			35		21

Before charges gains	$264	/	$2,610	=	10.1%	$153	/	$2,420	=	6.3%

Return on Invested Capital - or ROIC - Before Charges/Gains is net income plus after-tax interest expense derived in accordance with GAAP excluding any restructuring and other charges and other select items divided by a two point average of GAAP Invested Capital (net debt plus stockholders’ equity) excluding any restructuring and other charges and other select items.

ROIC Before Charges/Gains is a measure not derived in accordance with GAAP. Management uses this measure to determine the returns generated by the Company and to evaluate and identify cost-reduction initiatives. Management believes this measure provide investors with helpful supplemental information regarding the underlying performance of the Company from year to year. This measure may be inconsistent with similar measures presented by other companies.

Use of Non-GAAP Financial Information in Connection with Incentive Compensation

The Company utilizes measures not derived in accordance with GAAP such as operating income before charges/gains, earnings per share before charges/gains, return on invested capital before charges/gains, and return on net tangible assets before charges/gains when determining performance results in connection with the incentive compensation programs as described in the Compensation Discussion and Analysis. The 2013 EPS results as set forth in the CD&A were calculated on a before charges/gains basis and for the purpose of determining the 2013 annual cash incentive awards, were adjusted for the impact of foreign exchange. The 2013 ROIC results as set forth in the CD&A were calculated on a before charges/gains basis and represents net income plus after-tax interest expense derived in accordance with GAAP, excluding any restructuring and other charges and other select items, divided by a two point average of GAAP Invested Capital (net debt plus stockholders’ equity), excluding any restructuring and other charges and other select items. The 2013 OI results as set forth in the CD&A were calculated on a before charges/gains basis and for the purpose of determining the 2013 annual cash incentive awards, were also adjusted for the impact of foreign exchange and other select items. The 2013 RONTA results as set forth in the CD&A were calculated on a before charges/gains basis and represents operating income derived in accordance with GAAP, excluding any restructuring and other charges and were adjusted for other select items and for the purpose of determining the 2013 annual cash incentive awards, were also adjusted for the impact of foreign exchange, divided by the thirteen month average of GAAP assets less intangibles, accounts payable and other non-interest bearing liabilities (i.e., Net Tangible Assets). These figures may be different from those used by management when providing guidance or discussing Company results. These measures should not be considered in isolation or as a substitute for any measure derived in accordance with GAAP and may also be inconsistent with similar measures presented by other companies.

        FORTUNE BRANDS HOME & SECURITY, INC.

        ATTN: CORPORATE SECRETARY

        520 LAKE COOK ROAD

        DEERFIELD, IL 60015

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M66467-P46274-Z62288	KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

FORTUNE BRANDS HOME & SECURITY, INC.

The Board of Directors recommends you vote FOR the following proposals:

Item 1 - Election of Class III Directors:	For	Against	Abstain

1a. A. D. David Mackay	☐	☐	☐

1b. David M. Thomas	☐	☐	☐

1c. Norman H. Wesley	☐	☐	☐

				For	Against	Abstain

Item 2 - Ratification of the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm for 2014.				☐	☐	☐

Item 3 - Advisory vote to approve named executive officer compensation.				☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

For address changes and/or comments, please check this box and write them on the back where indicated.			☐

Note: Please sign as your name appears on the Proxy. If shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such. If a corporation, please sign in full corporate name by authorized officer. If a partnership, please sign in full partnership name by authorized person.

Please Sign, Date and Return the Proxy Promptly Using the Enclosed Envelope.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

ANNUAL MEETING OF STOCKHOLDERS

Monday, April 28, 2014

The Westin Chicago North Shore

601 N. Milwaukee Avenue

Wheeling, Illinois 60090

Receive Future Proxy Materials Electronically

Help Fortune Brands Home & Security make a difference by eliminating paper proxy mailings to your home or business. With your consent, we can stop sending paper copies of Proxy Statements, Annual Reports and related materials to you and you can conveniently view them on-line. To participate, go to http://enroll.icsdelivery.com/fbhs and follow the prompts.

Reminder

You may vote by telephone or over the Internet. Voting electronically is quick, easy and also saves the company money. Just follow the instructions on your Proxy Card.

If you vote the shares on the Internet or by phone, you do not need to mail back the Proxy Card. YOUR VOTE IS IMPORTANT. THANK YOU FOR VOTING.

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting:

The Fortune Brands Home & Security, Inc. Notice and Proxy Statement and Annual Report on Form 10-K are available on www.proxyvote.com.

M66468-P46274-Z62288

PROXY

The Board of Directors solicits this proxy for use at the  Annual Meeting on Monday, April 28, 2014.

The stockholder(s) whose signature(s) appear(s) on the reverse side of this proxy card appoint(s) CHRISTOPHER J. KLEIN, ROBERT K. BIGGART and E. LEE WYATT, JR. (and any other person chosen by Messrs. Klein, Biggart or Wyatt) proxies, to vote all shares of Fortune Brands Home & Security common stock which the stockholder(s) would be entitled to vote on at the Annual Meeting of Stockholders to be held on April 28, 2014 at The Westin Chicago North Shore, 601 N. Milwaukee Avenue, Wheeling, Illinois at 3:00 p.m. CDT, on Items 1, 2 and 3 referred to on the reverse side and described in the Proxy Statement, and on any other matters which may properly come before the meeting, with all powers the stockholder(s) would possess if personally present and at any adjournment or postponement of the Annual Meeting. A majority of the proxies (or, if only one, then that one) or their substitutes acting at the meeting may exercise all powers conferred.

This proxy when properly executed will be voted in the manner directed by the stockholder(s). Unless the stockholder(s) indicate(s) otherwise, the proxies will vote FOR the election of the nominees to the Board of Directors (Item 1) and FOR Items 2 and 3.

If you participate in the Fortune Brands Home & Security Stock Fund under a retirement savings trust, your signature on the reverse side will be a direction to the trustee to vote as instructed.

FORTUNE BRANDS HOME & SECURITY, INC.

520 LAKE COOK ROAD

DEERFIELD, IL 60015-5611

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side